Exhibit 99.3.1

PRO FORMA VALUATION REPORT

UNITED FINANCIAL BANCORP, INC.

PROPOSED HOLDING COMPANY FOR

UNITED BANK

West Springfield, Massachusetts

Dated as Of:

August 31, 2007

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 31, 2007

Board of Directors

United Mutual Holding Company

United Financial Bancorp, Inc.

United Bank

95 Elm Street

West Springfield, Massachusetts 01089

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by United Financial Bancorp, Inc., West Springfield, Massachusetts (“United Financial” or the “Company”) in connection with the mutual-to-stock conversion of United Mutual Holding Company (the “MHC”). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 53.83% of the common stock of United Financial (the “MHC Shares”), the mid-tier holding company for United Bank, West Springfield, Massachusetts (the “Bank”). The remaining 46.17% of United Financial’s common stock is owned by public stockholders. United Financial, which commenced operations as a public company in July 2005, owns 100% of the common stock of the Bank. It is our understanding that a newly formed holding company, also named United Financial Bancorp, Inc. will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and/or a syndicated community offering to members of the local communities served and the public at large.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion

On May 17, 2007, the respective Boards of Directors of the MHC, the Company and the Bank adopted the plan of conversion and reorganization, pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion, United Financial, which owns 100% of the Bank, will be succeeded by a new Maryland corporation with the same name, United Financial Bancorp, Inc. As part of the conversion, the

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

RP® Financial, LC.

Boards of Directors

August 31, 2007

Company will sell shares of common stock in an offering that will represent the ownership interest in United Financial currently owned by the MHC (53.83%). The Company will also issue shares of its common stock to the public stockholders of United Financial pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued United Financial common stock as owned immediately prior to the conversion.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of United Financial Bancorp, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of United Financial Bancorp, the Bank and the MHC that has included a review of audited financial information for fiscal years ended December 31, 2002 through 2006 and interim financial results through June 30, 2007, a review of various unaudited information and internal financial reports through June 30, 2007, and due diligence related discussions with United Financial’s management; Grant Thornton LLP, United Financial’s independent auditor; Luse Gorman, Pomerenk & Schick, P.C., United Financial’s conversion counsel; and Keefe, Bruyette & Woods, Inc., United Financial’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which United Financial operates and have assessed United Financial’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on United Financial and the industry as a whole. We have analyzed the potential effects of the stock conversion on United Financial’s operating characteristics and financial performance as they relate to the pro forma market value of United Financial. We have analyzed the assets held by the MHC, which will be consolidated with United Financial’s assets and equity pursuant to the completion of conversion. We have

RP® Financial, LC.

Boards of Directors

August 31, 2007

reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared United Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on United Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by United Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by United Financial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of United Financial. The valuation considers United Financial only as a going concern and should not be considered as an indication of United Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for United Financial and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of United Financial’s stock alone. It is our understanding that there are no current plans for selling control of United Financial following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which United Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 31, 2007, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in United Financial, and (2) exchange shares issued to existing public shareholders of United Financial, was $208,992,550 at the midpoint, equal to 20,899,255 shares at a per share value of $10.00. Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $112,500,000, equal to 11,250,000 shares at $10.00 per share. The offering range includes a minimum value of $95,625,000, equal to 9,562,500 shares at $10.00 per share (85.0% of the midpoint) and a maximum value of $129,375,000, equal to 12,937,500 shares at

RP® Financial, LC.

Boards of Directors

August 31, 2007

$10.00 per share (115.0% of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $148,781,250, equal to 14,878,125 shares at $10.00 per share, without requiring a resolicitation.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of United Financial stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in United Financial equal to 46.17% as of June 30, 2007. The exchange ratio to be received by the existing minority shareholders of United Financial will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.04056 shares, 1.22419 shares, 1.40782 shares and 1.61900 shares of newly issued shares of United Financial stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of United Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of United Financial as of June 30, 2007, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of United Financial and the exchange of the public shares for newly issued shares of United Financial common stock as a full public company was determined independently by the Boards of Directors of the MHC, United Financial and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP® Financial, LC.

Boards of Directors

August 31, 2007

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of United Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of United Financial’s stock offering.

Respectfully submitted,
RP FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer

James J. Oren
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS

UNITED FINANCIAL BANCORP, INC.

West Springfield, Massachusetts

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Conversion and Reorganization		1.1
Strategic Overview		1.2
Balance Sheet Trends		1.4
Income and Expense Trends		1.8
Interest Rate Risk Management		1.12
Lending Activities and Strategy		1.13
Asset Quality		1.17
Funding Composition and Strategy		1.17
Subsidiary Operations and Other Activities		1.18
Legal Proceedings		1.19

CHAPTER TWO	MARKET AREA

Introduction		2.1
National Economic Factors		2.2
Interest Rate Environment		2.4
Market Area Demographics		2.5
Local Economy		2.7
Competition		2.9
Summary		2.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Financial Condition		3.6
Income and Expense Components		3.9
Loan Composition		3.13
Credit Risk		3.13
Interest Rate Risk		3.16
Summary		3.18

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TABLE OF CONTENTS

UNITED FINANCIAL BANCORP, INC.

West Springfield, Massachusetts

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.1
Valuation Analysis		4.2
1. Financial Condition		4.3
2. Profitability, Growth and Viability of Earnings		4.4
3. Asset Growth		4.6
4. Primary Market Area		4.6
5. Dividends		4.7
6. Liquidity of the Shares		4.9
7. Marketing of the Issue		4.9
A. The Public Market		4.10
B. The New Issue Market		4.15
C. The Acquisition Market		4.18
D. Trading in United Financial’s Stock		4.18
8. Management		4.20
9. Effect of Government Regulation and Regulatory Reform		4.21
Summary of Adjustments		4.21
Valuation Approaches:		4.22
1. Price-to-Earnings (“P/E”)		4.24
2. Price-to-Book (“P/B”)		4.25
3. Price-to-Assets (“P/A”)		4.27
Comparison to Recent Conversions		4.27
Valuation Conclusion		4.27
Establishment of the Exchange Ratio		4.28

RP® Financial, LC.

LIST OF TABLES

UNITED FINANCIAL BANCORP, INC.

West Springfield, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet	1.5
1.2	Historical Income Statement	1.9

2.1	Summary Demographic/Economic Information	2.6
2.2	Market Area Employers	2.8
2.3	Primary Market Area Employment Sectors	2.8
2.4	Market Area Unemployment Trends	2.9
2.5	Deposit Summary	2.10

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition Comparative Analysis	3.14
3.5	Credit Risk Measures and Related Information	3.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.17

4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversion Pricing Characteristics	4.17
4.3	Recent Conversions – Market Pricing Comparatives	4.19
4.4	Valuation Adjustments	4.21
4.5	Derivation of Core Earnings	4.24
4.6	Pricing Table: Public Market Pricing	4.26

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I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

United Financial serves the southern portion of western Massachusetts through the main office and twelve branch offices. The Company’s branch network covers a two county market area of Hampden County (eleven branches) and Hampshire County (two branches). A map of the Company’s branch offices is provided in Exhibit I-1. The Company’s wholly-owned subsidiary, United Bank, is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”). At June 30, 2007, United Financial had $1.0 billion in assets, $725.8 million in deposits and consolidated equity of $138.6 million, equal to 13.6% of total assets. United Financial’s audited financial statements are included by reference as Exhibit I-2.

United Financial is a federal corporation that commenced operations in April 2004 in connection with the regulatory restructuring of the Bank into the mutual holding company form of ownership. Pursuant to the restructuring, the Bank converted from a federal mutual savings bank to a federal mutual holding company structure whereby the Bank became a wholly-owned subsidiary of the Company, which is a majority owned subsidiary of United Mutual Holding Company. In July 2005, the Company and the Bank completed a minority public offering whereby the Company sold 7,671,973 shares of common stock to the public and issued 9,189,722 shares to the MHC. The shares were sold and issued at a per share value of $10.00.

Plan of Conversion and Reorganization

On May 17, 2007, the respective Boards of Directors of the MHC, the Company and the Bank adopted the plan of conversion and reorganization, pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion, United Financial, which owns 100% of the Bank, will be succeeded by a new Maryland corporation with the same name, United Financial Bancorp, Inc. As part of the conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in United Financial currently owned by the MHC (53.83%). The Company will also

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issue shares of its common stock to the public stockholders of United Financial pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued United Financial common stock as owned immediately prior to the conversion.

Strategic Overview

In the past few fiscal years, the primary aspects of the Company’s current business strategy have included operating as a community oriented financial institution, with United Financial striving to meet the business and personal financial services needs of the communities in which it operates. The Company’s operating strategy has been and will continue to include the goal of expanding the branch office network (the two newest branch office facilities were opened in 2006). Currently operating from thirteen offices, the Company intends to continue to evaluate new branch opportunities, which could be gained through either acquisition of other financial institutions or through de novo branching. This would permit expansion of the primary market area and allow for a higher level of service to current and new customers. United Financial also has in place a strategy to increase lending activities in the areas of commercial real estate and commercial and industrial lending, as a means of increasing revenue and improving interest rate risk, among other benefits. The lending capabilities in this area have been expanded over the past 10 years, with additional experienced personnel hired, and further expansion is expected to require additional staff in this area. The additional capital raised as part of the second step offering will also permit the Bank to originate larger balance loans and service borrowers with larger lending needs.

The Company’s strategies also include programs to maintain low levels of non-performing assets, through adequate lending policies and procedures, along with sufficient dedication to asset management and collection efforts. Furthermore, United Financial intends to increase the level of lower cost core deposits, including non-interest bearing checking accounts. The core deposit accounts are beneficial from an interest cost and interest rate risk management perspective. Finally, United Financial intends to continue increasing and diversifying the sources of non-interest income. Current sources include the United Wealth Management Group, a division of the Bank, which offers customers a complete range of non-deposit investment

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products and financial planning services, including mutual funds, bonds, equity and government securities, insurance products, fixed and variable annuities financial planning and estate planning services.

The Company’s Board of Directors has elected to complete a second step public stock offering to improve the competitive position of United Financial. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of United Financial. The additional capital realized from stock proceeds will increase liquidity and leverage capacity to support funding of future loan growth and other interest-earning assets. United Financial’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Company’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in United Financial’s funding costs. Additionally, United Financial’s higher equity-to-assets ratio will also better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Company or nearby surrounding markets, including the possible extension of the branch network into nearby markets in northern Connecticut. The Company will also be positioned better to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. The projected uses of proceeds are highlighted below.

•

United Financial. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•

United Bank. At least 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general

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operating funds, and are expected to be primarily utilized to fund growth of loans and investments.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with United Financial’s operations. The Company has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity (“ROE”), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years and as of June 30, 2007. From December 31, 2002 to June 30, 2007, United Financial’s assets increased at an 11.6% annual rate. Asset growth was channeled into both the loan and investment securities portfolios, and funded with deposits, borrowings and retained earnings. A summary of United Financial’s key operating ratios for the past five fiscal years is presented in Exhibit I-3.

United Financial’s loans receivable portfolio increased at a 12.8% annual rate from year end 2002 through June 30, 2007, with the portfolio showing steady growth over that time period. The growth reflects the strategic focus of the Company to build the loan portfolio, the high level of efforts made by the Company to originate loans in the local market area served, and the strategy of retaining essentially all loan originations for portfolio. Overall, the loans receivable balance increased from $463.4 million at year end 2002 to $797.2 million at June 30, 2007. The slightly stronger loan growth rate compared to the asset growth rate served to increase the loans-to-assets ratio from 74.31% at year end 2002 to 77.95% at June 30, 2007. United Financial’s increasing emphasis on commercial real estate mortgage, commercial and industrial and construction lending is reflected in its loan portfolio composition, as these three loan types totaled 40.7% of total loans receivable at June 30, 2007, versus 35.5% as of year end 2002. Over the same time period, 1-4 family permanent residential loans, including home equity and home equity lines of credit, declined from 58.44% to 55.52% of total loans receivable. Automobile loans have declined as a proportion of the loan portfolio since 2002, from 5.8% of loans to the current 2.9% at June 30, 2007.

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RP® Financial, LC.

Table 1.1

United Financial Bancorp, Inc.

Historical Balance Sheets

													12/31/02- 6/30/07 Annualized Growth Rate

	As of December 31,										As of June 30,
	2002		2003		2004		2005		2006		2007
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$623,563	100.00%	$737,424	100.00%	$772,008	100.00%	$906,513	100.00%	$1,009,433	100.00%	$1,022,747	100.00%	11.62%
Loans Receivable (net)	463,383	74.31%	497,078	67.41%	569,243	73.74%	630,558	69.56%	756,180	74.91%	797,236	77.95%	12.81%
Mortgage-Backed Securities	60,889	9.76%	123,774	16.78%	101,679	13.17%	114,702	12.65%	109,274	10.83%	113,541	11.10%	14.85%
Cash and Equivalents	38,779	6.22%	16,144	2.19%	23,233	3.01%	15,843	1.75%	25,419	2.52%	20,561	2.01%	-13.15%
Investment Securities	42,090	6.75%	80,837	10.96%	59,169	7.66%	121,676	13.42%	93,478	9.26%	62,203	6.08%	9.07%
Fixed Assets	7,271	1.17%	7,948	1.08%	7,671	0.99%	8,236	0.91%	8,821	0.87%	10,614	1.04%	8.77%
Bank-Owned Life Insurance	5,014	0.80%	5,373	0.73%	5,705	0.74%	6,031	0.67%	6,304	0.62%	6,515	0.64%	5.99%
Real Estate Owned	66	0.01%	39	0.01%	0	0.00%	1,602	0.18%	562	0.06%	0	0.00%	-100.00%
Other Assets	6,071	0.97%	6,231	0.84%	5,308	0.69%	7,865	0.87%	9,395	0.93%	12,077	1.18%	16.51%

Deposits	533,704	85.59%	594,748	80.65%	613,672	79.49%	653,611	72.10%	685,686	67.93%	725,753	70.96%	7.07%
FHLB Advances/Note Payable	31,034	4.98%	81,038	10.99%	91,011	11.79%	110,314	12.17%	180,231	17.85%	150,509	14.72%	42.03%
Other Liabilities	6,213	1.00%	4,588	0.62%	5,070	0.66%	5,583	0.62%	5,805	0.58%	7,889	0.77%	5.45%
Stockholders Equity	52,612	8.44%	57,050	7.74%	62,255	8.06%	137,005	15.11%	137,711	13.64%	138,596	13.55%	24.02%

AFS Adjustment	1,224	0.20%	(239)	-0.03%	(412)	-0.05%	(2,465)	-0.27%	(1,951)	-0.19%	(2,190)	-0.21%	—

Offices Open	11		11		11		11		13		13		—

(1)	Ratios are as a percent of ending assets.

Source: United Financial’s draft prospectus and audited financial reports.

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The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting United Financial’s overall income, credit and interest rate risk objectives. Over the past five and one-half fiscal years, the Company’s level of cash and equivalents ranged from 6.2% of assets at December 31, 2002 to 1.8% of assets at December 31, 2005, and totaled $20.6 million, or 2.0% of assets at June 30, 2007. Cash and cash equivalents are maintained for liquidity purposes for use in daily business operations. Mortgage-backed securities (“MBS”) comprise the most significant component of the Company’s investment portfolio, with the portfolio consisting substantially of securities guaranteed or insured by a federal agency or government sponsored enterprises (“GSEs”). As of June 30, 2007, the portfolio consisted of $113.5 million of pass through certificates issued by Fannie Mae, Freddie Mac and Ginnie Mae. All of the MBS were classified as available-for-sale, and the estimated fair value of such assets was approximately $2.6 million less than the amortized cost on the Company’s books. At June 30, 2007, 37.0% of the MBS were backed by adjustable rate mortgage loans, while 63.0% were backed by fixed rate mortgage loans. MBS are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with United Financial’s investment philosophy and to assist in management of interest rate risk.

Beyond the Company’s investment in MBS, investment securities held as available for sale by the Company at June 30, 2007 consisted of U.S. Government and agency obligations ($44.7 million), corporate bonds ($2.8 million), equity securities ($0.2 million) and FHLB stock ($9.9 million). To facilitate management of interest rate risk, a majority of these investments mature or reprice within five years and these investments are maintained as available for sale. United Financial also maintains a small balance of securities classified as held-to-maturity, including $1.2 million of industrial revenue bonds and $2.4 million of municipal bonds. The industrial revenue bonds are issued by public agencies such as the Massachusetts Health and Educational Facilities Authority. As of June 30, 2007, the market value of the Company’s held-to-maturity investment portfolio was $65,000 less than the carrying value. Exhibit I-4 provides historical detail of the Company’s investments. The Company operates a subsidiary operation to hold investment securities in order to obtain state tax benefits.

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The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of the Company’s senior officers and directors and are carried on the books as Cash Surrender Value of Life Insurance. The purpose of the investment is to provide funding for employee and director benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2007 the cash surrender value of the Company’s BOLI equaled $6.5 million, and this has increased the level of non-interest income, while at the same time reducing interest income sources.

Fixed assets totaled $10.6 million or 1.0% of assets at June 30, 2007, consisting of investment in land, buildings, furniture, fixtures, equipment, and leasehold improvements. This is a relatively low investment in fixed assets as a percent of total assets, and has assisted in enhancing profitability, as earning assets have been maximized. A number of the Bank’s offices are leased facilities, thus reducing the required investment in land and buildings.

Over the past five fiscal years, United Financial’s funding needs have been substantially met through retail deposits, borrowings, internal cash flows and retained earnings. As shown in Table 1.1, from year end 2002 through June 30, 2007 the Company’s deposits increased at an annual rate of 7.1%. The higher asset growth rate resulted in a decline in the ratio of deposits-to-assets from 85.6% at year end 2002 to 71.0% at June 30, 2007. Transaction and savings accounts equaled 53.3% of the Company’s total deposits at June 30, 2007, versus a comparable ratio of 59.1% at year end 2004. Certificates of deposit (“CDs”) have been the largest source of deposit growth for the Company since year end 2002. At June 30, 2007, CDs totaled $338.7 million, an increase of $87.4 million, or 35% from December 31, 2004.

Borrowings have served as an alternative funding source for the Company to address funding needs for growth and to support control of deposit costs. In the recent past, the Company has utilized borrowings in conjunction with the retention of longer term fixed rate residential loans in portfolio, match-funding a portion of the fixed rate residential loan production in order to assist in managing interest rate risk. The Company’s borrowings-to-assets ratio increased from 5.0% at year end 2002 to 14.7% at June 30, 2007. The Company’s use of borrowings has generally been limited to FHLB advances, along with a smaller balance of collateralized repurchase agreements. The Company held $150.5 million of borrowed funds at

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June 30, 2007, which consist of both shorter term borrowings of less than three year terms, along with longer term borrowings, with terms exceeding five years.

Since year end 2002, retention of earnings, the minority stock offering in 2005, and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 24.0% for the Company. Capital growth outpaced the Company’s asset growth rate, as United Financial’s equity-to-assets ratio increased from 8.4% at year end 2002 to 13.6% at June 30, 2007. All of the Company’s equity was tangible, with the exception of a minimal amount of amortizing intangibles related to the acquisition of Levine Financial, a wealth management advisory firm purchased in 2006. The addition of stock proceeds will serve to strengthen the Company’s capital position and competitive posture within its market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five and one-half fiscal years. The Company reported positive earnings over that time period, ranging from a high of 0.86% of average assets in fiscal 2003 to a low of 0.41% of average assets during the most recent twelve month period ended June 30, 2007. The Company has reported relatively consistent, but declining earnings, on a return on average assets basis, over the past five years. This has been partly attributable to a decline in the level of net interest income in the interest rate environment that has existed in the past several years. Net interest income and operating expenses represent the primary components of United Financial’s core earnings. Non-interest operating income has followed a similar trend as overall net income, declining as a percent of average assets since fiscal 2002. The amount of loan loss provisions established over the past five and one-half fiscal years has increased in line with the higher risk commercial lending activities and overall growth of the loan portfolio. Gains and losses on investment securities have been the primary non-operating item in the Company’s earnings over the past five years.

United Financial has maintained a relatively strong, but declining net interest income ratio throughout the period shown in Table 1.2, reflecting the change in interest rates since 2002,

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RP® Financial, LC.

Table 1.2

United Financial Bancorp, Inc.

Historical Income Statements

	For the Fiscal Year Ended December 31,										12 Mths Ended,
	2002		2003		2004		2005		2006		June 30, 2007
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$36,009	5.83%	$33,776	4.92%	$36,532	4.82%	$43,233	5.05%	$52,202	5.41%	$56,255	5.62%
Interest Expense	(14,703)	-2.38%	(11,583)	-1.69%	(12,148)	-1.60%	(16,206)	-1.89%	(24,647)	-2.55%	(28,282)	-2.82%

Net Interest Income	$21,306	3.45%	$22,193	3.23%	$24,384	3.22%	$27,027	3.15%	$27,555	2.85%	$27,973	2.79%
Provision for Loan Losses	(398)	-0.06%	(294)	-0.04%	(983)	-0.13%	(917)	-0.11%	(969)	-0.10%	(1,111)	-0.11%

Net Interest Income after Provisions	$20,908	3.38%	$21,899	3.19%	$23,401	3.09%	$26,110	3.05%	$26,586	2.75%	$26,862	2.68%

Other Income	$4,895	0.79%	$5,172	0.75%	$5,012	0.66%	$5,017	0.59%	$5,614	0.58%	$5,776	0.58%
Operating Expense	(16,971)	-2.75%	(17,785)	-2.59%	(18,486)	-2.44%	(20,521)	-2.40%	(23,838)	-2.47%	(25,645)	-2.56%

Net Operating Income	$8,832	1.43%	$9,286	1.35%	$9,927	1.31%	$10,606	1.24%	$8,362	0.87%	$6,993	0.70%

Gain(Loss) on Sale of Investment Securities	$(373)	-0.06%	$531	0.08%	$122	0.02%	$3	0.00%	$(222)	-0.02%	$(251)	-0.03%
Separation Payment to Former Senior Manager	0	0.00%	0	0.00%	0	0.00%	0	0.00%	(198)	-0.02%	0	0.00%
Write-off of Conversion Expenses	0	0.00%	0	0.00%	(693)	-0.09%	0	0.00%	0	0.00%	0	0.00%
Foundation Contribution	0	0.00%	0	0.00%	0	0.00%	(3,591)	-0.42%	0	0.00%	0	0.00%

Net Non-Operating Income/(Expense)	$(373)	-0.06%	$531	0.08%	$(571)	-0.08%	$(3,588)	-0.42%	$(420)	-0.04%	$(251)	-0.03%

Net Income Before Tax	$8,459	1.37%	$9,817	1.43%	$9,356	1.24%	$7,018	0.82%	$7,942	0.82%	$6,742	0.67%
Income Taxes	(3,270)	-0.53%	(3,917)	-0.57%	(3,828)	-0.51%	(2,649)	-0.31%	(3,018)	-0.31%	(2,651)	-0.26%

Net Income (Loss)	$5,189	0.84%	$5,900	0.86%	$5,528	0.73%	$4,369	0.51%	$4,924	0.51%	$4,091	0.41%

Adjusted Earnings:
Net Income	$5,189	0.84%	$5,900	0.86%	$5,528	0.73%	$4,369	0.51%	$4,924	0.51%	$4,091	0.41%
Add(Deduct): Non-Operating (Inc)/Exp	373	0.06%	(531)	-0.08%	(122)	-0.02%	(3)	0.00%	420	0.04%	251	0.03%
Tax Effect	(144)	-0.02%	212	0.03%	50	0.01%	1	0.00%	(160)	-0.02%	(99)	-0.01%

Adjusted Earnings:	$5,418	0.88%	$5,581	0.81%	$5,456	0.72%	$4,367	0.51%	$5,184	0.54%	$4,243	0.42%

Return On Equity		10.47%		10.72%		9.25%		4.45%		3.59%		7.38%
Efficiency Ratio		64.77%		64.99%		62.89%		64.04%		71.87%		75.99%

(1)	Ratios are as a percent of average assets.

Source: United Financial’s draft prospectus and audited financial statements.

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which has affected the yield-cost spreads maintained in the balance sheet (see Exhibit I-5). Over the past five and one-half years, the Company’s net interest income to average assets ratio ranged from a high of 3.45% during 2002 to a low of 2.79% for the twelve months ended June 30, 2007. The general decline in the net interest income ratio has resulted from a decline in the interest income ratio and an increase in the interest expense ratio. The increase in the interest expense ratio has occurred due to the recent increases in short-term rates and the inverted yield curve that has recently prevailed, along with higher utilization of borrowed funds. The inverted yield curve has also limited increases in yields earned on longer-term assets. Overall, the Company’s interest income ratio declined from 5.83% of average assets during 2002 to 5.62% of average assets during the most recent twelve month period, a decline of 21 basis points. Comparatively, over the same time period, the Company’s interest expense ratio increased from 2.38% of average assets to 2.82% of average assets, an increase of 44 basis points. The Company’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Non-interest operating income has remained a noticeable earnings contributor for the Company over the past five and one-half years, with the dollar amount of such income increasing at a lower rate than assets. The primary source of non-interest operating income for the Company consists of fees and service charges on the retail deposit base, and this source of income has increased over time with the increase in the deposit balances. The Company also earns income from the increased cash surrender value of the BOLI, and other miscellaneous income from banking services for customers, including subsidiary operations that include wealth management services, insurance products and other personal financial services products. Non-interest income from traditional sources, such as deposit account fees and service charges, has been limited to an extent as the Company has kept deposit account fees low as a marketing tool. Over the past five and one-half years, non-interest operating income ranged from a low of 0.58% of average assets during fiscal 2006 and the twelve months ended June 30, 2007 to a high of 0.79% of average assets during 2002. The decline in non-interest operating income as a percent of average assets was in part due to increased use of borrowed funds, which increase the asset base, but do not provide sources of non-interest income in the form of deposit fees.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.40% of average assets during 2005 to a high of 2.75% of average assets

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during 2002. The comparatively lower operating expense ratios recorded since fiscal 2002 reflect continued asset growth of the Company along with efficient management of growth in operating expenses. Overall expenses have increased due to inflationary increases in personnel costs and other operating costs, including the opening of two new branch offices in 2006 and the implementation of stock benefit plans as part of the 2005 minority stock offering and conversion. Upward pressure will be placed on the Company’s operating expense ratio following the second step stock offering, due to additional expenses associated with stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Company’s net interest income ratio and operating expense ratio since fiscal 2002 reflect a decline in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). United Financial’s expense coverage ratio equaled 1.25 times in 2002, versus a comparable ratio of 1.09 times for the most recent twelve month period. The decrease in the expense coverage ratio was the result of a decline in the net interest income ratio, offset in part by a smaller decline in the operating expense ratio. Similarly, United Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 76.0% for the period ending June 30, 2007 was less favorable than the 64.9% efficiency ratio maintained for fiscal 2002.

Over the past five fiscal years, maintenance of generally favorable credit quality measures has served to limit the amount of loss provisions established during the period. Loan loss provisions established by the Company ranged from a low of 0.04% of average assets during 2003 to a high of 0.13% of average assets during 2004. The higher dollar amount of loss provisions established since fiscal 2004 are related to both growth of the loan portfolio, along with higher levels of chargeoffs and classified loans and non-performing loans. As of June 30, 2007, the Company maintained valuation allowances of $7.7 million, equal to 0.97% of net loans receivable and 259.79% of non-accruing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and one-half fiscal years.

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Non-operating gains and losses generally have not been a significant factor in the Company’s earnings, and have consisted of gains and losses on the sale of investment securities, a one-time write-off of charter conversion related expenses in 2004, the contribution to the Foundation established as part of the minority stock offering in 2005, and a separation payment to a former senior manager in 2006. These expenses, along with the gains and losses realized from the sale of investment securities are not considered to be part of the Company’s core earnings, given the volatile and non-recurring nature of such income.

The Company recorded an effective tax rate of 39.32% for the twelve months ended June 30, 2007, a rate that was in line with recent historical trends. As set forth in the prospectus, the Company’s effective statutory marginal tax rate equals 41%. As indicated earlier, the Company utilizes an investment subsidiary operation to reduce the state tax burden on a portion of the investment portfolio.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of June 30, 2007, the Net Portfolio Value (“NPV”) analysis provided by the OTS indicated that a 200 basis point instantaneous and sustained increase in interest rates would result in a 30% decline in the Company’s NPV (see Exhibit I-7). United Financial utilizes the services of an outside advisor to provide certain analyses of interest rate risk positions.

The Company implements certain strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in adjustable rate mortgage-backed securities, diversifying into adjustable rate and shorter-term commercial real estate loans, construction loans, commercial and industrial loans, and consumer loans, including automobile loans. The Company’s interest rate risk position is made less favorable by the current strategy of retaining for portfolio long term fixed rate residential loan originations.

As of December 31, 2006, of the Company’s total loans due after December 31, 2007, ARM loans comprised 27.4% of those loans (see Exhibit I-8). On the liability side of the

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balance sheet, management of interest rate risk has been pursued through longer term FHLB advances that are “match funded” with longer term fixed rate residential mortgage loan originations. The Company has also offered attractive rates on certain longer term time deposits in low and declining interest rate environments and emphasized growth of lower cost and less interest rate sensitive transaction and savings accounts.

The infusion of stock proceeds will serve to reduce the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

United Financial’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans (including home equity loans and home equity lines of credit), and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans, commercial and industrial loans and construction loans. Going forward, the Company’s lending strategy is to pursue further diversification of the loan portfolio, with the origination and purchase of 1-4 family permanent mortgage loans expected to remain as a prominent lending activity. Exhibit I-9 provides historical detail of United Financial’s loan portfolio composition over the past five and one-half fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2006.

United Financial originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, and the current practice is to retain substantially all originations for its own portfolio. Such loans totaled $329.2 million, or 41.0% of total loans as of June 30, 2007. For residential lending activities, the Company typically requires a loan-to-value (“LTV”) ratio of 80% or less for 1-4 family loans, but will lend up to a 95% LTV ratio with private mortgage insurance (“PMI”). The substantial portion of the Company’s 1-4 family permanent mortgage loans are underwritten to secondary market guidelines, and with such originations following policies and procedures specified by Fannie Mae. In the current interest rate environment, most of the Company’s 1-4 family lending volume consists of fixed rate loans. Fixed rate residential

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loans are originated with terms of up to 30 years, and are generally obtained through in-house loan representatives, existing or past customers and referrals. ARM loans offered by the Company include loans with initial repricing terms of one, three, five, seven or ten years that are indexed to one-year U.S. Treasury Constant Maturity, with a higher initial rate applied to loans with longer repricing terms. After the initial repricing period, the ARM loans convert to a one-year ARM loan for the balance of the mortgage term. Adjustable rate mortgage loans generally provide for maximum rate adjustments of 2% per adjustment, with a lifetime maximum adjustment of up to 6%.

The Company also offers home equity loans and home equity lines of credit (“HELOCs”), secured by 1-4 family residences in the local market area. At June 30, 2007, such loans totaled $116.9 million, or 14.6% of total loans, and represents a growth area for the Company over the past several fiscal years. The combined LTV ratio for these home equity loan products is generally limited to 80%. Home equity loans are offered with fixed and variable rate of interest and terms of up to 20 years. HELOCs are adjustable rate loans which are indexed to the prime rate and thus are attractive for both yield and interest rate risk purposes.

United Financial offers its own first-time homebuyer loan program, which offers qualified individuals fixed and adjustable rate mortgage loans with discounted interest rates and reduced loan origination fees. Such loans are originated in amounts up to 100% of the property’s appraised value or sale price. PMI is required for loans with LTV’s in excess of 80%. The Company also offers FHA/VA loans, and loans originated under the Massachusetts Housing Finance Agency. These loan programs all provide residential mortgage loans to qualified individuals, with higher allowable LTV’s.

The second largest loan type in United Financial’s loan portfolio consists of commercial real estate loans, along with a smaller balance of loans secured by multi-family property. These loans are generally secured by industrial properties, small office buildings, hotels, motels, recreational and retail facilities and other non-residential properties. Commercial real estate and multi-family loans totaled $198.9 million, or 24.8% of total loans as of June 30, 2007, an increase from $113.7 million as of December 31, 2002. United Financial originates commercial real estate and multi-family loans up to a maximum LTV ratio of 85% and generally requires a minimum debt-coverage ratio of 1.2 times. Loan terms typically provide for up to 25-year

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amortizations, with a shorter balloon or repricing term, with the loans generally indexed to the prime rate of interest. At June 30, 2007, the Company’s largest commercial real estate or multi-family loan was a $6.2 million loan located in northern Connecticut and secured by commercial real estate. This loan was performing in accordance with its original terms at June 30, 2007. Growth of commercial real estate and multi-family loans is expected to continue to be an area of lending emphasis for the Company, in which most of the growth will be realized through continued originations by in-house loan personnel.

Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences and multi-family and commercial properties. As of June 30, 2007, United Financial’s outstanding balance of residential property construction loans totaled $14.6 million, while commercial construction loans totaled $37.6 million. Total construction loans represented 6.5% of total loans as of June 30, 2007. Construction loans extended for 1-4 family properties are originated to both experienced local developers in the primary market area and individuals for the construction of their personal residences. The loans are generally construction/permanent loans offered on comparable terms as 1-4 family permanent mortgage loan rates and require payment of interest only during the construction period. Commercial real estate and multi-family construction loans are generally subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. Loans for the construction of commercial real estate and multi-family loans are extended up to a LTV ratio of 80% based on the lesser of the appraised value of the property or cost of construction.

United Financial also originates land loans to local individuals, contractors and developers for the purpose of making improvements on land for developing the land for sale. Land loans to individuals have LTVs of no more than 70% and are written with fixed interest rates with a maximum three year term and a balloon payment at the end of the loan term. Land loans to developers are limited to an LTV of 65%, can have fixed or adjustable interest rates and maximum three year terms.

Similar to the emphasis on commercial real estate lending, United Financial has also recently emphasized originations of commercial and industrial loans in the local market area. At June 30, 2007, such loans totaled $75.5 million, or 9.4% of total loans, an increase from $34.3

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million, or 7.4% as of December 31, 2002. The Company offers fixed and adjustable rate commercial business loans and lines of credit to small and medium sized companies in its market area, with the maximum loan size limited by the Company’s loans-to-one borrower limit, which was $22.9 million at June 30, 2007. The commercial business loan portfolio consists primarily of secured loans, while the portfolio also includes a minor amount of unsecured loans for purposes of financing expansion or providing working capital for general business purposes. The Company generally requires personal guarantees of the business principals.

The Company’s diversification into non-mortgage loans for consumers consists primarily of automobile loans and a minor amount of other miscellaneous consumer loans. As of June 30, 2007, the automobile loan portfolio totaled $23.6 million or 76.6% of the consumer loan portfolio. Automobile loans are offered with terms of up to 60 months, with interest rates the same for both new and used automobiles. The maximum LTV is 100% for new automobile loans, while used automobile loans are limited to the “loan value” of the vehicle as established by industry guides. Other types of consumer loans offered by the Company consist substantially of secured and unsecured personal loans, motorcycle loans and motor home loans, boat loans and other miscellaneous loans. As of June 30, 2007, the other consumer loan portfolio totaled $7.2 million.

Due to adequate lending opportunities in the communities served by the Company, and since the Company generally retains loans for portfolio, United Financial has not engaged in loan purchases in recent years. Exhibit I-11 provides a historical summary of the Company’s lending activities. Loan originations are relatively diversified among all loan types, with 1-4 family permanent mortgage and home equity lending continuing to remain a sizeable portion of originations. Specifically, during fiscal 2006, permanent 1-4 family mortgage loan originations totaled $142.6 million (40% of total originations). Originations of commercial mortgage, commercial and industrial, and construction loans have all remained substantial in the past three fiscal years, reflecting the Company’s lending diversification strategy.

As reflected in Exhibit I-11, no loan purchases, and only limited amounts of loan sales have been completed since fiscal 2004, as the Bank is primarily a portfolio lender. Loan sales ranged from a high of $5.2 million in fiscal 2004, to a low of $190,000 in fiscal 2006.

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Asset Quality

The Company’s conservative lending practices have generally supported favorable credit quality measures. Over the past five and one-half fiscal years, United Financial’s balance of non-performing assets ranged from a high of 0.49% of assets at year end 2004 to a low of 0.17% of assets at December 31, 2002. As shown in Exhibit I-12, the Company’s balance of non-performing assets at June 30, 2007 consisted of $3.0 million of non-accruing loans, equal to 0.29% of total assets. The non-accruing loan balance included loans secured by residential real estate, commercial real estate and commercial and industrial assets.

To track the Company’s asset quality and the adequacy of valuation allowances, United Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board of Directors. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets, and to replace loan charge-offs. The required level of valuation allowances is based on historical loss experience, the types and amounts of loans in portfolio, adverse situations that may affect borrower’s ability to repay, estimated values of underlying collateral, peer group information and prevailing economic conditions. As of June 30, 2007, the Company maintained valuation allowances of $7.7 million, equal to 0.97% of net loans receivable and 259.79% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently been the Company’s primary source of funds, and at June 30, 2007 deposits equaled 82.8% of United Financial’s interest-bearing funding composition. As of the same date, deposits totaled $725.7 million, which reflects 7.1% compounded annual growth since the end of fiscal 2002. Exhibit I-13 sets forth the Company’s deposit composition for the past three and one-half years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at June 30, 2007. Lower costing savings and transaction accounts totaling $387.1 million comprised approximately 53% of the Company’s deposits at June 30, 2007 (see Exhibit I-13). The proportion of savings and transaction accounts reflects an increase since fiscal 2004 as a result of an increased marketing emphasis on these account types, as these

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accounts are beneficial to the Bank in terms of lower cost liabilities and interest rate risk characteristics. Growth of transaction and savings accounts since year end 2004 has been primarily realized in non-interest bearing demand accounts and money market accounts.

The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less. As of June 30, 2007, the CD portfolio totaled $338.7 million or 46.7% of total deposits. At total of $301.8 million, or 89.1% of the CDs were scheduled to mature in one year or less. As of June 30, 2007, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $113.4 million or 33.5% of total CDs. The Company currently does not maintain any brokered CDs.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk, and have increased in recent periods. Borrowings held by the Company consist primarily of FHLB advances, including short-term and longer-term borrowings, with terms in excess of five years. As of June 30, 2007, the Company maintained $142.5 million of FHLB advances, with a weighted average maturity of 2.3 years and a weighted average rate of 4.75%. The Company also utilizes collateralized repurchase agreements as a funding source, and such borrowings totaled $8.0 million at June 30, 2007. Such borrowed funds carried a weighted average rate of 3.32%. Exhibit I-15 provides further detail of United Financial’s borrowing activities during the past three fiscal years. To the extent borrowings are added by the Company in future periods, FHLB advances would likely continue to be the primary source of borrowings utilized.

Subsidiaries and Other Activities

United Bank is the only subsidiary of United Financial. The only subsidiary of United Bank is UCB Securities, Inc. UCB Securities, Inc. was established in 1998 as a Massachusetts security corporation for the purpose of buying, selling and holding investment securities. The income earned on UCB Securities, Inc.’s investment securities is subject to a lower state tax rate, lowering the Bank’s overall effective tax rate. At June 30, 2007, UCB Securities, Inc. had total assets of $61.3 million, essentially all of which were in investment securities.

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United Bank, through an operating division, United Wealth Management Group, has a partnership with a registered broker-dealer, NFP Securities, Inc. In 2006, the Bank acquired Levine Financial Group in an effort to expand its customer base in the wealth management area in the Northampton, MA market. Together, these companies offer United Bank customers a range of investment products and financial planning services, including mutual funds, bonds, equity and government securities, insurance products, annuities, financial planning and estate planning. United Bank receives a commission on sales of products to customers.

Legal Proceedings

United Financial is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Company.

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II. MARKET AREA

Introduction

The Bank conducts operations in the southern portion of western Massachusetts through its headquarters office location in West Springfield, Massachusetts, and 12 branch offices, with eleven locations in Hampden County and two branches in Hampshire County (see Exhibit II-1 for details of the Bank’s office facilities). These two counties represent the Bank’s primary market area, which is located in part of the “Pioneer Valley” region of lower and mid-New England. The Bank’s remaining business operations are conducted in surrounding areas and counties, including northcentral Connecticut. Hampden County reported a population of approximately 465,000 as of the year 2007, representing an increase from 456,000 as of the 2000 census. The market area is both developed and rural in nature, with a number of population centers operating as economic and demographic centers, primarily in the Connecticut River valley. The major cities and population centers within the Bank’s market area include Springfield, Agawam, West Springfield, Holyoke, Northampton, Westfield and Chicopee.

Manufacturing has historically had a significant local presence as major manufacturing firms located within the Springfield MSA include the Hasbro Games, Top-Flite and Smith and Wesson, among others. While manufacturing continues to play an important role today, the local economy has become increasingly diversified due to extensive growth in the services and trade sectors. Over the past 20 years a large number of long-term manufacturing companies have closed various plants and facilities, resulting in this shift away from the manufacturing sector. The services sector has been bolstered by employment provided by local colleges and universities, such as Westfield State College in Westfield and the University of Massachusetts at Amherst. Similarly, financial services companies based in Springfield have become important players in the regional economy, such as the Massachusetts Mutual Insurance Company.

The Bank holds a moderate market share of deposits in Hampden County (approximately 8.9%), and thus has some potential for additional growth as the market area deposit base expands. As with the location of the population base, most of these deposits are located in the population centers of the area. United competes with a number of national, regional and locally-

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based financial institutions, and had the fourth largest market share of deposits in Hampden County as of June 30, 2006. The primary larger financial institution competitors include Bank of America, NA, T.D. BankNorth, NA, PeoplesBank, Westfield Bank, Citizens Bank of MA and New Alliance, while the Bank also competes with a number of smaller community banks. In addition, the Bank faces competition from credit unions, mortgage banking companies, consumer finance companies, investment houses, mutual funds, insurance companies and other financial intermediaries.

Future growth opportunities for the Bank depend on future growth and stability of the regional economy (in particular the areas surrounding the Bank’s office locations), demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area, and the relative impact on value.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. Trends in the national economy, such as employment and gross national product growth, improved during the 12 month period ending June 2007, as total U.S. employment increased by 2.6 million jobs, although there remains uncertainty about the near term future, particularly in the areas of the unknown resolution of the war in Iraq, the current unstable prices of oil and gasoline, the near-term future performance of the real estate industry, including both residential and commercial real estate prices, and other world-wide tensions, all of which have the potential to impact future economic growth. Annualized growth in gross domestic product was 1.3% (advance estimate) for the first quarter of 2007, compared to 2.5% in the fourth quarter of 2006 and 5.6% in the year ago first quarter. The inflation rate increased modestly during the first eleven months of 2006, in part because of the varying effect of energy costs. Inflation totaled 3.2% for all of 2006, and was 2.3% on an annualized basis for the first two months of 2007. The growth in employment also led to fears that wages could increase if shortfalls of available labor appear. The unemployment rate declined to 4.3% as of April 2007, a decline from 4.5% in

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February 2007 and down from 4.7% in March 2006, all of which represent relatively low levels in comparison to recent historical averages. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country. Various other indicators show the economy performing relatively well, such as consumer spending and improving industrial capacity utilization.

The major stock exchange indices have shown relatively strong increases during the most recent 12 month period (although such indices were relatively stable during the most three month period), with the positive performance due in part to continued low evidence of inflation, economic growth, and the perception that the Federal Reserve likely will not raise interest rates in the near term future. As an indication of the changes in the nation’s stock markets over the last 12 months, as of June 30, 2007, the Dow Jones Industrial Average closed at 13408.62, an increase of 20.3% from June 30, 2006, while the NASDAQ Composite Index stood at 2603.23, an increase of 19.9% over the same time period. The Standard & Poors 500 Index totaled 1503.35 as of June 30, 2007, an increase of 18.4% from June 30, 2006.

Regarding factors that most directly impact the banking and financial services industries, in the past year certain data has indicated that the relatively strong housing market that existed in the early part of this decade has cooled down, as the level of existing and new home sales and housing starts have shown fluctuations, including decreases in some recent months, the number of homes for sale has increased in many regions, and the median home price for the nation has recorded a modest decline from one year ago. Most recently, the issue of subprime loans, and the recent rise in delinquency rates of these types of loans, has created a high level of uncertainty in the housing market. Should residential mortgage loan delinquency rates rise, continue to remain elevated, and cause a high level of borrower defaults, the 2007 residential housing market performance is likely to suffer. This uncertainty has to some extent also affected other housing related sectors of the economy, such as building materials. Thus, many analysts are expressing uncertainty as to when the housing market will bottom-out, nationally, and resume an upward trend as far as home values. The 2007 home real estate sales will provide additional indications as to whether the housing market has begun to recover in terms of pricing and demand, or whether additional time will be required for a shake-out of the inflated housing market of 2004 and 2005. Overall, housing prices and land values remain well above the levels of the late

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1990s, providing continued support for most traditional loan values. Commercial development trends are also showing some signs of weakness in certain areas of the country, while at the same time other areas are reporting relatively strong sales activity and prices.

Interest Rate Environment

Through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%. Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation. Through June 2006, the Fed had increased interest rates a total of 17 times, and as of the latest Fed rate increase, effective in June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, but down from 6.50% at the beginning of 2001, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004. Since the June 2006 meeting, the Fed has not changed interest rates, and economists are studying various news releases and minutes of Fed board meetings in order to determine the likelihood of interest rate increases or decreases by the Fed. As detailed in the minutes of the March and May 2007 Fed board meetings, the Fed held interest rates steady but noted it was still wary of inflation—a sign the Fed may increase rates in order to avoid further increases in inflation rates. In addition, the Fed dropped language that would indicate that rates would be raised to avoid an overheated economy. Thus, the Fed continues to closely monitor the U.S. economy and trends, with the potential to change interest rates based on a combination of factors. The prevailing vie is that the Fed will not lower rates at any point in the near term future. The effect of the interest rate increases since 2004 has been most evident in short term rates, which increased more than longer term rates. In 2006, the yield curve became inverted, with long term rates modestly lower than short term rates. As of June 30, 2007, one- and ten-year U.S. government bonds were yielding 4.91% and 5.03%, respectively, compared to 5.21% and 5.15%, respectively, as of June 30, 2006. This has negatively impacted the performance of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. Exhibit II-2 provides historical interest rate trends.

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Market Area Demographics

Table 2.1 presents information regarding the demographic and economic trends for the Bank’s market area counties from 2000 to 2007 and projected through 2012, with additional data provided in Exhibit II-3. Data for the nation, the Commonwealth of Massachusetts and the Springfield MSA is included for comparative purposes. The Bank’s market area contained a total population of approximately 621,000 as of 2007. The population base of Hampden County is relatively concentrated in the center section of the county, primarily in the cities of Springfield, West Springfield, Holyoke and Chicopee. Hampden County reported a relatively stable population base in recent years, with annual population growth from 2000 to 2007 at a rate of 0.3%, a rate lower than the state and national averages. Hampshire County, containing a smaller population base of 156,000, is also a relatively slow growth market. These trends for both counties are projected to continue over the next five years through 2012.

These population trends represent a moderately positive trend for Bank as the market area has certain areas of strong growth and certain areas of weaker growth. The overall size of the population base provides a source of business for financial institutions. As shown in Table 2.1, the number and growth of households performed somewhat better over the same time period, although this reflects a national trend towards a lower average household size and an increase in the number of households overall. In addition, the population and household growth trends described above are forecasted to remain relatively constant over the next five years, indicating that the Bank’s business prospects are expected to remain stable in the foreseeable future.

Table 2.1 also details the age distribution of the residents of the Bank’s market area counties and reveal that overall, Hampden County has similar age distribution characteristics as the state and nation. Hampshire County contains a higher proportion of residents aged 15-34 years, due to the presence of a number of universities in the county, including the University of Massachusetts. Examination of another characteristic of the Bank’s market area, median household income and per capita income, revealed that both market area counties reported income levels lower than state averages, with Hampden County’s income levels lower than both the state and nation. The lower average incomes reflect the impact on the statewide average of the Boston metropolitan area, where income levels can be expected to be higher. The relatively

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Table 2.1

United Bank

Summary Demographic/Economic Information

				Growth Rate 2000-07	Growth Rate 2007-2012
	Year
	2000	2007	2012
				(%)	(%)
Population(000)
United States	281,422	306,348	325,526	1.2%	1.2%
Massachusetts	6,349	6,530	6,656	0.4%	0.4%
Springfield MSA	680	694	703	0.3%	0.3%
Hampden County	456	465	470	0.3%	0.2%
Hampshire County	152	156	159	0.3%	0.4%

Households(000)
United States	105,480	115,337	122,831	1.3%	1.3%
Massachusetts	2,444	2,527	2,584	0.5%	0.4%
Springfield MSA	261	269	275	0.5%	0.4%
Hampden County	175	180	183	0.4%	0.3%
Hampshire County	56	59	61	0.7%	0.6%

Median Household Income($)
United States	$42,164	$53,154	$62,503	3.4%	3.3%
Massachusetts	50,539	66,046	79,243	3.9%	3.7%
Springfield MSA	41,102	51,712	60,636	3.3%	3.2%
Hampden County	39,721	49,467	57,133	3.2%	2.9%
Hampshire County	46,133	60,311	70,985	3.9%	3.3%

Per Capita Income($)
United States	$21,587	$27,916	$33,873	3.7%	3.9%
Massachusetts	25,952	35,397	44,266	4.5%	4.6%
Springfield MSA	20,140	26,407	31,979	3.9%	3.9%
Hampden County	19,541	24,970	29,981	3.6%	3.7%
Hampshire County	21,685	30,263	37,364	4.9%	4.3%

2005 Age Distribution(%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55+ Yrs.
United States	20.3%	27.3%	29.1%	23.3%
Massachusetts	18.9%	26.2%	30.5%	24.4%
Springfield MSA	17.9%	27.9%	28.9%	25.2%
Hampden County	19.6%	26.3%	28.7%	25.5%
Hampshire County	14.1%	34.3%	28.4%	23.2%

2005 HH Income Dist.(%)	Less Than $25,000	$25,000 to 50,000	$50,000+
United States	21.9%	25.0%	53.1%
Massachusetts	18.4%	19.5%	62.1%
Springfield MSA	24.0%	24.4%	51.7%
Hampden County	25.9%	24.5%	49.6%
Hampshire County	18.5%	23.3%	58.3%

Source: SNL Financial, LC.

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lower income levels may indicate some restriction on the potential for increased levels of financial institution deposits, deposit growth and overall need for financial institution services.

Local Economy

The Pioneer Valley area economy was historically based on agriculture and manufacturing but, similar to many areas of the U.S., has been transferred into a more services oriented economy in the last several decades. Manufacturing employment maintains a presence in the area. The Connecticut River, which bisects the region to the north and south, is the physical feature that provided energy for the mill towns of Holyoke and Chicopee, and the productive farmland for the earliest settlers who practiced agriculture. Hampden and Hampshire Counties are linked economically to north-central Connecticut, which also shares the Connecticut River valley, Interstate 91 and Bradley International Airport. Daily commuting patterns of residents include travel between Massachusetts and Connecticut, including into Hartford, the state capital of Connecticut.

The Bank’s market area includes employment in health care, insurance, higher education and manufacturing, and as shown in Table 2.2 below, the largest employers are diversified into several economic areas. In addition to these large employers, there are numerous smaller employers in the Pioneer Valley including a wide variety of small manufacturing businesses, many of which produce defense related products. Likewise, there are many service-oriented firms providing services to the colleges and their students. As shown in Table 2.3, the Bank’s market area reported the largest proportion of employment in services, including health care, trade, government and manufacturing, indicative of a relatively diversified employment base. Hampden County reported a higher level of manufacturing employment, while Hampshire County reported a higher level of education employment. Overall, however, the employment base of the Bank’s market area was quite similar to the statewide averages. The presence of a higher level of manufacturing employment generally is an unfavorable characteristic, as the manufacturing sector of the economy has been declining for a number of decades. See Exhibit II-4 for additional data and details.

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Table 2.2

Market Area Employers

Company	Industry	Employees
Baystate Health System	Health Care	9,328
University of Massachusetts	Education	4,700
U.S. Postal Service	Government	4,255
MassMutual Financial Group	Insurance	4,000
Big Y Supermarkets	Groceries	3,672
Yankee Candle	Consumer Products	3,000
Sisters of Providence Health System	Health Care	2,765
Cooley Dickenson Hospital	Health Care	1,669
Hasbro Games/Milton Bradley	Manufacturing	1,634
Verizon	Communications	1,400

Source: Western Massachusetts Economic Review.

Table 2.3

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employ. Sectors	MA	Hampden Cty.	Hampshire Cty.
Services	43.3%	39.2%	42.4%
Trade	14.0	15.1	14.1
Government	10.7	14.1	20.5
Manufacturing	8.0	10.2	5.6
Finance/Insur./Real Estate	8.9	7.9	4.7
Construction	5.5	4.9	4.6
Transportation/Utilities	2.6	3.4	1.4
Information	2.4	1.6	1.5
Farming	0.3	0.3	1.2
Other	4.4	3.5	4.1

	100.0%	100.0%	100.0%

Source: REIS DataSource.

As shown in Table 2.4, similar to national trends, unemployment in the two market area counties has increased in the last seven months. While Massachusetts had an unemployment rate below to the national average, Hampden County’s rate was above the state and national averages, an unfavorable sign as it reflects a certain lack of employment opportunities for residents of the area. Hampshire County reported the lowest comparative unemployment rate, reflecting the more stable presence of employers such as the University of Massachusetts.

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Table 2.4

Market Area Unemployment Trends

Region	2006 Annual Unemployment	July 2007 Unemployment
United States	4.6%	4.9%
Massachusetts	5.0%	4.4%
Springfield MSA	5.5%	5.2%
Hampden County	6.1%	6.6%
Hampshire County	4.2%	5.0%

Source: U.S. Bureau of Labor Statistics.

Competition

Due to the overall size of the Hampden County market in which the Bank operates, United holds a moderate market share of deposits of 8.9% (see Table 2.5). With the current market share, additional deposit growth in the market area may be somewhat achievable, although United competes with a number of regional and super-regional competitors, along with a number of locally-based financial institutions. New competitors have also recently entered or may be entering the market, including competitors from the state of Connecticut.

Table 2.5 displays deposit trends for thrifts and commercial banks in Hampden and Hampshire Counties. Since 2003, deposit growth in Massachusetts has been positive for both commercial banks and savings institutions, with savings institutions increasing deposits at a rate slightly faster than commercial banks. Commercial banks continue to maintain the majority of deposit funds in the state of Massachusetts, approximately 62% of all deposits as of the most recent date.

Within Hampden County, the location of eleven of the Bank’s offices, United recorded an annualized increase in deposits of 7.1% over the three-year period, while Hampden County recorded a lower deposit growth rate of 5.6%. The Bank was thus able to increase its market share of deposits from 8.6% at June 30, 2003. Commercial banks and savings institutions have approximately equal market share of deposits in Hampden County. In Hampshire County, the

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Table 2.5

United Bank

Deposit Summary

	As of June 30,						Deposit Growth Rate 2003-2006
	2003			2006
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches

	(Dollars in Thousands)						(%)
State of Massachusetts	$172,378,000	100.0%	2,090	$175,700,000	100.0%	2,158	0.6%
Commercial Banks	106,914,000	62.0%	968	109,267,000	62.2%	1,036	0.7%
Savings Institutions	65,464,000	38.0%	1,122	66,433,000	37.8%	1,122	0.5%

Hampden County	$6,385,215	100.0%	138	$7,527,249	100.0%	148	5.6%
Commercial Banks	3,145,594	49.3%	80	3,864,436	51.3%	82	7.1%
Savings Institutions	3,239,621	50.7%	58	3,662,813	48.7%	66	4.2%
United Bank	547,146	8.6%	10	672,879	8.9%	10	7.1%

Hampshire County	$2,429,458	100.0%	54	$2,758,877	100.0%	56	4.3%
Commercial Banks	673,970	27.7%	22	846,345	30.7%	24	7.9%
Savings Institutions	1,755,488	72.3%	32	1,912,532	69.3%	32	2.9%
United Bank	18,136	0.7%	1	26,225	1.0%	2	13.1%

Source: FDIC

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Bank has a minimal market share of 1.0% of deposits from its two office locations. While recent growth of the Bank’s two Hampshire County offices has been much higher than the county as a whole, United remains a small part of the Hampshire County deposit base. The overall large size of the deposit base in both counties does provide the opportunity for local community based financial institutions, such as United, to compete effectively.

Summary

The overall condition of the primary market area can be characterized as stable, with moderate growth potential based on regional population and economic projections. The overall total population base within the Bank’s market area counties does provide the potential for additional banking customers, particularly in light of the current market share of deposits held by the Bank and the dollar amount of deposits held in banking institutions in the market area. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in United having to pay competitive deposit rates, provide high quality service and consider offering innovative products to increase local market share. In addition, the Bank also will have to engage in sufficient levels of marketing activities.

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III. PEER GROUP ANALYSIS

This chapter presents an analysis of the Company’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of the Company is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to United Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 165 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will

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be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since United Financial will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of the Company. In the selection process, we applied two “screens” to the universe of all public companies:

•

Screen #1. Fully converted New England institutions in full stock form for more than one year, with assets between $500 million and $3 billion. Seven companies met the criteria for Screen #1 and all were included in the Peer Group: Benjamin Franklin Bancorp, Inc. of Franklin, MA, Berkshire Hills Bancorp, Inc. of Pittsfield, MA, Brookline Bancorp, Inc. of Brookline, MA, Central Bancorp, Inc. of Somerville, MA, Hingham Institute for Savings of Hingham, MA, LSB Corp. of North Andover, MA and Legacy Bancorp, Inc. of Pittsfield, MA. New Hampshire Thrift Bancshares, Inc. of NH was excluded as this company recently completed a major acquisition, and MassBank Corp. of MA was excluded as it has come under pressure from an activist investor. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•

Screen #2. Fully converted Mid-Atlantic institutions in full stock form for more than one year, with assets between $500 million and $3 billion with equity/assets ratios greater than 10%. Three companies met the criteria for Screen #2 and all were included in the Peer Group: American Bancorp of NJ, Provident New York Bancorp, Inc. of Montebello, New York, and Willow Financial Bancorp, Inc. of Maple Glen, PA. KNBT Bancorp, Inc. of Bethlehem, PA has become subject to acquisition. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded MidAtlantic thrifts with assets greater than $500 billion.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and the Company, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of United Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

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Table 3.1

Peer Group of Publicly-Traded Thrifts

September 7, 2007(1)

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(2)	Total Assets	Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
									($)	($Mil)
PBNY	Provident NY Bancorp, Inc. of NY	NASDAQ	Montebello, NY	Thrift	$2,783	39	09-30	01/04	$13.81	$575
BRKL	Brookline Bancorp, Inc. of MA	NASDAQ	Brookline, MA	Thrift	2,371	15	12-31	07/02	12.51	745
BHLB	Berkshire Hills Bancorp of MA	NASDAQ	Pittsfield, MA	Thrift	2,170	25	12-31	06/00	29.63	262
WFBC	Willow Financial Bancorp Inc. of PA	NASDAQ	Maple Glen, PA	Thrift	1,553	14	06-30	04/02	12.42	194
BFBC	Benjamin Franklin Bancorp Inc. of MA	NASDAQ	Franklin, MA	Thrift	896	9	12-31	04/05	13.38	108
LEGC	Legacy Bancorp, Inc. of MA	NASDAQ	Pittsfield, MA	Thrift	844	10	12-31	10/05	14.21	142
HIFS	Hingham Institute for Savings of MA	NASDAQ	Hingham, MA	Thrift	710	8	12-31	12/88	30.00	64
LSBX	LSB Corp. of No. Andover MA	NASDAQ	North Andover, MA	Thrift	579	7	12-31	05/86	16.23	75
ABNJ	American Bancorp of NJ	NASDAQ	Bloomfield, NJ	Thrift	562	2	09-30	10/05	11.10	138
CEBK	Central Bancorp of Somerville MA	NASDAQ	Somerville, MA	Thrift	549	10	03-31	10/86	23.56	39

NOTES:	(1) Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).
(2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
(3) BIF-insured savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

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A summary description of the key characteristics of each of the Peer Group companies is detailed below, when compared to the Peer Group as a whole.

•

Provident New York Bancorp, Inc. of Montebello. The largest peer group member, Provident reported a low loan/assets ratio and a significant balance of intangibles on the balance sheet. Net income somewhat above the peer group average was assisted by a relatively low interest expense ratio, due to low funding costs, and low loan loss provisions. Provident reported high investment in MBS and loan diversification into non-residential real estate and non-mortgage lending. Overall asset quality ratios were in-line with peer group averages.

•

Brookline Bancorp, Inc. of Brookline. Operating in eastern Massachusetts, this company reported a strong level of investment in loans receivable, with operations funded with the highest equity ratio of all peer group members. Deposits were correspondingly lower than other peer group members. Net income was highest among the peer group, supported by high earning asset yields and the capital position, along with low operating expenses. Loan diversification was concentrated in commercial real estate and consumer loans, which resulted in the highest risk-assets to assets ratio of all peer group members. Asset quality ratios were more favorable than the peer group averages.

•

Berkshire Hills Bancorp of Pittsfield. Also operating in Massachusetts, this company reported a high loans/assets ratio and a leveraged balance sheet, with assets increasing by the second highest percentage in the last year. Reporting the third lowest net income ratio of the peer group, income was affected by the highest level of loan loss provisions, offset in part by a high level of non-interest income. Loan portfolio diversification was in line with the peer group overall, reporting the highest level of commercial business loans as a percent of assets and the highest risk-weighted assets to assets ratio. Asset quality ratios were less favorable than the peer group overall.

•

Willow Financial Bancorp, Inc. of Maple Glen. Operating in the greater Philadelphia area, Willow Financial maintains a similar loans/assets ratio than the Peer Group, and maintains a leveraged tangible equity in part due to a recent merger transaction. Willow Financial experienced a decline in assets in the most recent year. Willow Financial’s profitability was due to higher than average operating expenses, higher intangibles amortization and higher loan loss provisions relative to the Peer Group. The loan portfolio was diversified into commercial real estate/multifamily and consumer loans. Willow Financial’s higher ALLL position partially mitigates its higher NPAs.

•

Benjamin Franklin Bancorp, Inc. of Franklin. Financial characteristics include a level of goodwill on its books and modest asset growth in the most recent year. The second lowest net income of the peer group was due to high operating expenses and a low level of interest income. Loan portfolio diversification was focused in commercial real estate lending. Also has a large loans serviced for others portfolio and favorable asset quality measures.

•

Legacy Bancorp, Inc. of Pittsfield. The second peer group member from Pittsfield, Massachusetts, reported a loans/assets ratio above the peer group average and the second highest capital ratio of the peer group. Was the lowest earning peer group member in

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terms of ROA, due to the high operating expenses and average non-interest income. This company had loan diversification primarily into commercial real estate lending and a minimal loans serviced for others portfolio. Asset quality ratios were in line with peer group averages.

•

Hingham Institution for Savings of Hingham. This peer group company reported strong investment in loans receivable and high use of borrowed funds, along with the highest asset growth in the past year of all the peer group companies. A moderate level of net income was supported by low operating expenses and a high proportion of commercial real estate/multifamily loans held in portfolio. Most asset quality measures were more favorable than the peer group averages.

•

LSB Corp. of North Andover. Aspects include a large cash and investments portfolio, a high borrowings/assets ratio, and strong growth in assets. Also reported a relatively high return on assets, due to low operating expenses, a low risk-weighted assets to assets rate due to the strong investment portfolio and strong asset quality measures.

•

American Bancorp of New Jersey. The second smallest peer group member, reported the second highest capital ratio of the peer group, and a similar earning asset structure. Strong asset growth was channeled into growth in loans receivable, with net income supported by a low expense ratio. The lending diversification emphasis was focused on commercial real estate/multi-family loans and commercial business loans.

•

Central Bancorp of Somerville. The smallest peer group member, reported a high loans/assets ratio and higher use of borrowings than the Peer Group average. Strong loans growth was achieved through a reduction in liquidity, and the low level of net income was due to a lower net interest income ratio and higher operating expenses in comparison to the Peer Group overall. Asset quality figures in terms of NPAs to assets were more favorable than the Peer Group on average.

In aggregate, the Peer Group companies maintain a higher level of capital as the industry average (13.51% of assets versus 12.58% for all public companies), generate lower earnings as a percent of average assets (0.50% ROAA versus 0.53% for all public companies), and generate a lower ROE (3.99% ROE versus 5.04% for all public companies). Overall, the Peer Group’s average P/B ratio was below the average for all publicly-traded thrifts, while the Peer Group’s P/E multiple was higher.

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	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,136		$1,302
Market capitalization ($Mil)	$413		$234
Equity/assets (%)	12.58%		13.51%
Return on average assets (%)	0.53		0.50
Return on average equity (%)	5.04		3.99

Pricing Ratios (Averages)(1)
Price/earnings (x)	19.97	x	26.30	x
Price/book (%)	130.65%		115.41%
Price/assets (%)	16.47		15.91
(1) Based on market prices as of August 31, 2007.

Ideally, the Peer Group companies would be comparable to the Company in terms of all the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to United Financial, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of June 30, 2007, unless indicated otherwise for the Peer Group companies. The Company’s equity-to-assets ratio of 13.6% was slightly above the Peer Group’s average net worth ratio of 13.5%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds and will exceed the Peer Group’s ratio following the stock offering. Tangible equity-to-assets ratios for United Financial and the Peer Group equaled 13.6% and 10.9%, respectively. The increase in the Company’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both United Financial’s and the Peer Group’s capital ratios reflected capital surpluses

RP® Financial, LC.

Page 3.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2007

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash & Equi- valents	MBS & Invest	Loans	Deposits	Bor- rowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: Pref. Stock	Assets	MBS, Cash & Invest- ments	Loans	Deposits	Borrows. & Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg. Cap.
United Financial Bancorp, Inc. of MA
June 30, 2007		2.0%	17.2%	78.0%	71.0%	14.7%	0.0%	13.6%	0.0%	13.6%	0.0%	8.38%	-15.39%	16.93%	7.23%	23.01%	0.77%	0.77%	10.67%	10.67%	15.47%

All Public Companies
Averages		4.4%	19.8%	70.2%	68.7%	17.0%	0.7%	12.4%	1.0%	11.4%	0.0%	4.19%	-1.30%	7.80%	5.50%	-3.95%	2.53%	1.93%	10.78%	10.62%	17.81%
Medians		2.7%	18.1%	70.6%	70.6%	15.4%	0.0%	10.6%	0.1%	9.3%	0.0%	2.76%	-3.77%	7.15%	3.53%	-6.67%	2.42%	1.88%	9.35%	9.33%	15.04%

State of MA
Averages		6.6%	24.2%	64.5%	67.4%	16.5%	0.3%	15.1%	1.1%	14.1%	0.0%	5.26%	-1.79%	6.23%	2.06%	2.19%	1.62%	0.52%	17.26%	15.30%	23.66%
Medians		4.9%	18.9%	69.8%	66.7%	15.9%	0.0%	12.7%	0.1%	11.5%	0.0%	2.74%	-6.26%	5.16%	2.04%	-7.06%	4.71%	-1.63%	18.50%	12.77%	18.20%

Comparable Group
Averages		4.0%	18.7%	71.4%	65.1%	19.9%	0.6%	13.5%	2.6%	10.9%	0.0%	3.39%	-10.29%	9.15%	6.23%	-1.00%	-0.87%	-1.69%	11.74%	11.25%	16.37%
Medians		3.6%	16.6%	74.4%	66.7%	18.7%	0.1%	12.8%	1.3%	8.1%	0.0%	0.81%	-9.09%	9.34%	5.00%	-6.22%	-0.09%	-1.93%	9.60%	9.60%	14.36%

Comparable Group
ABNJ	American Bancorp of NJ	8.0%	11.1%	75.8%	72.9%	7.0%	0.0%	18.8%	0.0%	18.8%	0.0%	10.45%	2.47%	10.74%	25.47%	-16.91%	-17.37%	-17.37%	15.62%	15.62%	25.72%
BFBC	Benjamin Franklin Bancorp Inc. of MA	8.0%	18.2%	66.6%	70.8%	14.8%	1.0%	12.0%	4.1%	7.9%	0.0%	-0.07%	13.53%	-4.33%	0.86%	-5.38%	-1.74%	-1.62%	9.60%	9.60%	14.72%
BHLB	Berkshire Hills Bancorp of MA	1.2%	10.3%	78.9%	70.5%	16.3%	0.7%	12.3%	5.6%	6.7%	0.0%	1.01%	-41.24%	11.29%	4.44%	-13.91%	7.29%	-2.23%	7.80%	NA	10.30%
BRKL	Brookline Bancorp, Inc. of MA	6.4%	12.8%	77.2%	55.2%	20.2%	0.3%	23.1%	2.1%	21.0%	0.0%	-0.41%	-11.36%	2.86%	5.57%	-7.06%	-7.49%	-7.85%	19.60%	19.60%	24.88%
CEBK	Central Bancorp of Somerville MA	1.3%	13.4%	83.0%	68.3%	22.3%	2.1%	6.9%	0.4%	6.5%	0.0%	0.62%	-35.05%	11.48%	-8.38%	41.37%	-3.18%	-3.37%	NA	8.21%	13.09%
HIFS	Hingham Institute for Savings of MA	3.2%	15.1%	78.6%	60.4%	31.5%	0.0%	7.5%	0.0%	7.5%	0.0%	7.01%	3.31%	7.94%	9.42%	2.74%	6.15%	6.15%	NA	7.69%	12.85%
LSBX	LSB Corp. of No. Andover MA	4.1%	36.3%	56.7%	54.3%	35.1%	0.0%	10.0%	0.0%	10.0%	0.0%	12.26%	-9.33%	34.79%	3.22%	34.59%	6.97%	6.97%	NA	11.02%	16.12%
LEGC	Legacy Bancorp, Inc. of MA	2.2%	19.6%	73.0%	65.2%	17.2%	0.0%	16.8%	0.4%	16.4%	0.0%	4.48%	-8.85%	7.46%	10.51%	-7.16%	-3.66%	-3.73%	12.50%	12.50%	18.20%
PBNY	Provident NY Bancorp, Inc. of NY	1.7%	31.1%	57.2%	62.8%	21.4%	0.0%	14.5%	6.2%	8.3%	0.0%	0.09%	-14.52%	11.35%	-0.11%	-1.67%	2.77%	5.46%	8.55%	8.55%	13.80%
WFBC	Willow Financial Bancorp Inc. of PA	4.0%	18.6%	67.2%	70.6%	13.5%	1.6%	13.3%	7.1%	6.2%	0.0%	-1.48%	-1.85%	-2.07%	11.26%	-36.64%	1.56%	0.72%	8.50%	8.50%	14.00%

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.

Page 3.8

with respect to the regulatory capital requirements, with the Company’s tangible ratio currently exceeding the Peer Group. On a pro forma basis, the Company’s regulatory surpluses will continue to be above the Peer Group’s ratios.

The interest-earning asset compositions for United Financial and the Peer Group were relatively similar, with loans constituting the bulk of interest-earning assets for both. The Company’s loans-to-assets ratio of 78.0% was higher than to the comparable Peer Group ratio of 71.4%. Comparatively, the Peer Group’s cash and investments-to-assets ratio of 22.7% exceeded the comparable ratio for the Company of 19.2%. Overall, United Financial’s interest-earning assets amounted to 97.2% of assets, which exceeded the comparable Peer Group ratio of 94.1%, with the Peer Group’s lower ratio due in part to the level of intangibles, including goodwill, maintained on the Peer Group’s balance sheets, on average.

United Financial’s funding liabilities reflected a funding strategy that was similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 71.0% of assets, which was above the comparable Peer Group ratio of 65.1%. Comparatively, borrowings were utilized to a greater degree by the Peer Group, as indicated by borrowings-to-assets ratios of 14.7% and 20.5% for the Company and the Peer Group, respectively. Total interest-bearing liabilities maintained by United Financial and the Peer Group, as a percent of assets, equaled 85.7% and 85.6%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Company’s ratio of interest-bearing liabilities as a percent of assets will be less than the Peer Group’s ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio is lower than United Financial’s ratio, based on IEA/IBL ratios of 109.9% and 113.4%, respectively, as the Company benefits from a lack of intangibles on the balance sheet and a higher capital ratio. The additional capital realized from stock proceeds should serve to provide the Company with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will lower the proportion of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

RP® Financial, LC.

Page 3.9

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. The Company’s growth rates are based on the 18 months ended June 30, 2007, while the Peer Group’s growth rates are based on growth for the twelve months ended June 30, 2007 or the most recent period available. The Company’s assets increased at an 8.4% annual rate, which was well above the Peer Group’s asset growth rate of 3.4%. Asset growth for the Association was realized through loan growth, which was funded by deposit and borrowings growth, along with a decrease in cash and investments. The Peer Group experienced growth in loans which was funded with available cash and investments, resulting in the modest change in assets over the preceding twelve month period.

Borrowings increased substantially on a percentage basis during the most recent twelve months for the Company. The asset growth for the Peer Group was funded by deposit growth, offset in part by a decline in borrowings, however the Peer Group’s deposit growth rate was below the comparable growth rate posted by United Financial. United Financial experienced a modest increase in net worth over the trailing twelve month period, versus a slight decline for the Peer Group. The Company’s capital was increased by net income recorded during the period, and was affected by other factors such as stock repurchases, payment of cash dividends and the change in the market value adjustment for securities held as available for sale, while the Peer Group’s capital improvement was also affected by many of the similar adjustments. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will likely depress United Financial’s capital growth rate following the stock offering.

Income and Expense Components

Table 3.3 displays comparable statements of operations for the Company and the Peer Group, based on earnings for the twelve months ended June 30, 2007, unless otherwise indicated for the Peer Group companies. United Financial and the Peer Group reported net income to average assets ratios of 0.41% and 0.49%, respectively. The Peer Group reported a lower level of loan loss provisions, a lower effective tax rate and lower operating expenses in comparison to the Company. United Financial’s earnings reflected comparative earnings advantages with respect to higher non-interest income and higher net interest income.

RP® Financial, LC.

Page 3.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2007

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
United Financial Bancorp, Inc. of MA
June 30, 2007		0.41%	5.62%	2.82%	2.79%	0.11%	2.68%	0.00%	0.00%	0.58%	0.58%	2.56%	0.00%	-0.03%	0.00%	5.81%	3.71%	2.10%	$5,411	39.32%

All Public Companies
Averages		0.50%	5.83%	3.09%	2.73%	0.11%	2.63%	0.03%	0.00%	0.62%	0.65%	2.57%	0.02%	0.07%	0.00%	6.19%	3.58%	2.62%	$5,493	32.41%
Medians		0.55%	5.74%	3.10%	2.72%	0.06%	2.61%	0.00%	0.00%	0.50%	0.52%	2.49%	0.00%	0.01%	0.00%	6.05%	3.62%	2.67%	$4,443	32.63%

State of MA
Averages		0.25%	5.55%	2.83%	2.73%	0.07%	2.65%	0.02%	0.00%	0.42%	0.44%	2.52%	0.03%	-0.13%	0.00%	5.82%	3.36%	2.46%	$5,903	37.96%
Medians		0.48%	5.63%	2.81%	2.75%	0.04%	2.62%	0.00%	0.00%	0.36%	0.38%	2.52%	0.00%	-0.02%	0.00%	5.90%	3.45%	2.44%	$5,734	34.06%

Comparable Group
Averages		0.49%	5.65%	2.93%	2.72%	0.09%	2.63%	0.01%	0.00%	0.50%	0.52%	2.32%	0.05%	-0.06%	0.00%	5.99%	3.45%	2.55%	$6,330	36.71%
Medians		0.56%	5.75%	2.92%	2.78%	0.05%	2.62%	0.00%	0.00%	0.48%	0.53%	2.48%	0.05%	-0.01%	0.00%	6.00%	3.53%	2.46%	$5,734	33.29%

Comparable Group
ABNJ	American Bancorp of NJ	0.18%	5.25%	2.89%	2.36%	0.08%	2.28%	0.00%	0.00%	0.25%	0.25%	2.27%	0.00%	0.01%	0.00%	5.50%	3.75%	1.75%	$7,701	33.29%
BFBC	Benjamin Franklin Bancorp Inc. of MA	0.40%	5.21%	2.60%	2.61%	0.02%	2.58%	0.08%	0.00%	0.61%	0.68%	2.69%	0.10%	-0.20%	0.00%	5.62%	3.00%	2.61%	$5,745	NM
BHLB	Berkshire Hills Bancorp of MA	0.53%	5.82%	2.99%	2.83%	0.36%	2.47%	0.03%	-0.01%	1.11%	1.13%	2.45%	0.11%	-0.24%	0.01%	6.46%	3.41%	3.06%	$4,156	28.17%
BRKL	Brookline Bancorp, Inc. of MA	0.86%	5.99%	2.95%	3.04%	0.14%	2.90%	0.00%	0.00%	0.17%	0.17%	1.56%	0.09%	0.00%	0.00%	6.22%	3.96%	2.27%	$10,402	39.02%
CEBK	Central Bancorp of Somerville MA	0.20%	5.90%	3.35%	2.55%	0.01%	2.54%	0.00%	0.00%	0.24%	0.24%	2.59%	0.00%	0.13%	0.00%	6.05%	3.62%	2.43%	$4,006	31.29%
HIFS	Hingham Institute for Savings of MA	0.62%	5.80%	3.55%	2.24%	0.04%	2.20%	0.00%	0.00%	0.25%	0.25%	1.51%	0.00%	0.00%	0.00%	5.98%	3.87%	2.11%	$8,759	34.06%
LSBX	LSB Corp. of No. Andover MA	0.63%	5.88%	3.16%	2.72%	0.06%	2.66%	0.03%	0.00%	0.36%	0.39%	2.09%	0.00%	-0.11%	0.00%	6.02%	3.56%	2.46%	$5,734	39.32%
LEGC	Legacy Bancorp, Inc. of MA	0.24%	5.71%	2.84%	2.87%	0.04%	2.83%	0.00%	0.00%	0.67%	0.67%	2.85%	0.00%	-0.23%	0.00%	5.96%	3.50%	2.47%	$5,277	61.62%
PBNY	Provident NY Bancorp, Inc. of NY	0.70%	5.32%	2.35%	2.97%	0.05%	2.92%	0.00%	0.00%	0.70%	0.70%	2.50%	0.11%	-0.01%	0.00%	5.92%	2.79%	3.13%	$5,192	31.30%
WFBC	Willow Financial Bancorp Inc. of PA	0.60%	5.58%	2.59%	2.99%	0.04%	2.95%	0.00%	0.02%	0.66%	0.68%	2.70%	0.13%	0.01%	0.00%	6.21%	3.02%	3.18%	NM	32.36%

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.

Page 3.11

The Company’s stronger net interest income ratio was realized through maintenance of a lower interest expense ratio, which was partially offset by a lower interest income ratio. The Peer Group’s higher interest income ratio was realized by the higher yield on interest earning assets, 5.99% versus 5.81% for the Company. The Peer Group’s higher interest expense ratio as a percent of assets was primarily due to higher level of interest-bearing assets maintained, which was offset in part by maintenance of a lower cost of funds (3.45% versus 3.71% for the Company). Overall, the Company and the Peer Group reported net interest income to average assets ratios of 2.79% and 2.72%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, United Financial and the Peer Group reported operating expense to average assets ratios of 2.56% and 2.37%, respectively. United Financial maintained a higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $5.4 million for the Company, versus a comparable median measure of $6.3 million for the Peer Group. The Company’s operating expense ratio benefits from maintaining a relatively low investment in fixed assets. On a post-offering basis, United Financial’s operating expenses can be expected to increase with the addition of stock benefit plans with such expenses already impacting the Peer Group’s operating expenses. At the same time, the Company’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were stronger than the Company’s. Expense coverage ratios posted by the Company and the Peer Group equaled 1.09x and 1.15x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

RP® Financial, LC.

Page 3.12

As noted above, sources of non-interest operating income provided a slightly larger contribution to the Company’s earnings. Non-interest operating income equaled 0.58% and 0.52% of United Financial’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, the Company’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 76.0% was less favorable than the Peer Group’s efficiency ratio of 73.2%. The Peer Group’s more favorable efficiency ratio was realized through maintenance of a lower operating expense ratio, offset by a lower non-interest income ratio and lower net interest income ratio. Separate from operating expenses, the Peer Group reported 0.05% of average assets of intangibles amortization, versus a minimal balance for the Company.

Loan loss provisions had a slightly larger impact on United Financial, with loan loss provisions established by the Company and the Peer Group equaling 0.11% and 0.09% of average assets, respectively, with the Company adding to the reserve balance partially as a result of the stronger growth in the loans receivable balance. The impact of loan loss provisions on United Financial’s and the Peer Group’s earnings were indicative of their generally favorable credit quality measures and lending strategies.

United Financial reported net non-operating losses of 0.03% of average assets, resulting from losses on the sale of investment securities, while the Peer Group reported net non-operating losses of 0.06% of average assets. Typically, gains and losses generated from non-operating items are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from these items are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, which were not part of the Company’s income statement, such gains may be considered to be an ongoing activity for an institution particularly during periods of low interest rates and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either United Financial’s or the Peer Group’s earnings.

RP® Financial, LC.

Page 3.13

Taxes had a significantly larger impact on United Financial’s earnings, as the Company and the Peer Group posted effective tax rates of 39.32% and 36.71%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 41%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. United Financial’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and MBS as a percent of assets than maintained by the Peer Group (54.7% versus 41.6% for the Peer Group). The Company’s higher ratio was attributable to maintaining a higher concentration of 1-4 family loans and MBS. Loans serviced for others equaled 3.7% and 4.1% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a lower influence of mortgage banking activities on United Financial’s operations. Servicing intangible assets were a higher proportion of the balance sheet for the Peer Group.

Diversification into higher risk types of lending was higher for the Peer Group compared to United Financial, with total loans separate from MBS and 1-4 family residential loans equal to 34.95% of assets for the Company and 40.84% of assets for the Peer Group, on average. Commercial real estate loans represented the most significant area of lending diversification for the Company (19.45% of assets), followed by commercial business loans (7.4% of assets). The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (25.91% of assets), followed by construction loans (5.5% of assets). Lending diversification was more significant for the Company with respect to commercial business loans. Overall, United Financial’s higher ratio of loans-to-assets and degree of lending diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio of 72.48%, versus a comparable Peer Group ratio of 70.27%.

Credit Risk

The credit risk associated with the Company’s balance sheet was considered to be similar to the Peer Group’s, as implied by credit quality measures for non-performing assets and reserve coverage ratios (see Table 3.5). As of June 30, 2007, United Financial reported total NPAs plus

RP® Financial, LC.

Page 3.14

RP® Financial, LC.

Table 3.4

United Financial Bancorp, Inc.

Comparative Loan Composition and Credit Risk Measures

		Loan Composition
Ticker	Company Name	MBS/ Assets	Const/Dev Lns/ Assets	1-4 Fam Lns/ Assets	Multi- Unit Comm RE/ Assets	C & I Lns/ Assets	Cons Loans/ Assets	RW Assets/ Assets	Loans Serv. for Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
—	United Financial	11.10%	5.10%	43.62%	19.45%	7.39%	3.01%	72.48%	37,875	144

	Peer Group
	Average	9.44%	5.45%	32.13%	25.91%	4.67%	4.81%	70.27%	53,521	305
	Median	6.36%	5.21%	30.71%	24.15%	4.09%	0.38%	70.53%	40,749	148

ABNJ	American Bank of New Jersey	7.69%	6.05%	53.67%	16.92%	1.22%	0.12%	62.56%	19,722	88
BFBC	Benjamin Franklin Bank	6.51%	7.59%	28.36%	27.14%	3.86%	0.27%	70.34%	172,158	729
BHLB	Berkshire Bank	4.21%	7.91%	34.34%	20.85%	8.08%	9.72%	81.64%	85,564	908
BRKL	Brookline Bank	5.42%	1.37%	14.52%	29.60%	9.21%	26.84%	82.69%	51,956	211
CEBK	Central Co-operative Bank	4.70%	4.80%	33.05%	43.59%	2.07%	0.23%	70.72%	116	0
HIFS	Hingham Institution for Savings	1.54%	3.10%	41.43%	34.54%	0.02%	0.07%	63.22%	901	0
LEGC	Legacy Banks	6.21%	3.93%	47.79%	21.36%	3.01%	0.49%	72.03%	8,181	29
PBNY	Provident Bank	19.58%	4.98%	25.70%	19.35%	7.41%	0.69%	64.96%	112,843	792
LSBX	RiverBank	26.97%	9.35%	15.90%	26.95%	4.32%	0.13%	72.27%	29,542	141
WFBC	Willow Financial Bank	11.56%	5.43%	26.55%	18.74%	7.55%	9.58%	62.32%	54,226	155

Source: SNL Financial, LC.

RP® Financial, LC.

Page 3.15

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2007 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
United Financial Bancorp, Inc. of MA		0.00%	0.29%	0.37%	0.97%	259.79%	259.79%	$215	0.03%

All Public Companies
Averages		0.09%	0.60%	0.61%	0.84%	236.18%	205.29%	$486	0.11%
Medians		0.01%	0.40%	0.43%	0.78%	178.00%	115.61%	$65	0.03%

State of MA
Averages		0.01%	0.26%	0.36%	1.01%	378.72%	416.12%	$144	0.03%
Medians		0.00%	0.16%	0.28%	0.98%	236.21%	252.10%	$31	0.01%

Comparable Group
Averages		0.01%	0.29%	0.34%	1.00%	292.85%	336.76%	$352	0.11%
Medians		0.00%	0.30%	0.31%	1.05%	209.55%	203.26%	$26	0.02%

Comparable Group
ABNJ	American Bancorp of NJ	0.00%	NA	NA	0.57%	NA	NA	$0	0.00%
BFBC	Benjamin Franklin Bancorp Inc. of MA	0.00%	0.33%	0.44%	0.98%	163.66%	203.26%	$18	0.01%
BHLB	Berkshire Hills Bancorp of MA	0.00%	0.82%	0.93%	1.11%	209.55%	110.18%	$601	0.14%
BRKL	Brookline Bancorp, Inc. of MA	0.05%	0.16%	0.14%	1.26%	647.02%	616.25%	$815	0.18%
CEBK	Central Bancorp of Somerville MA	0.00%	0.06%	0.07%	0.84%	71.26%	NA	$33	0.03%
HIFS	Hingham Institute for Savings of MA	0.00%	0.06%	0.08%	0.67%	199.05%	840.50%	$0	0.00%
LSBX	LSB Corp. of No. Andover MA	0.00%	0.02%	0.03%	1.36%	NA	NA	$4	0.01%
LEGC	Legacy Bancorp, Inc. of MA	0.00%	0.30%	0.41%	0.81%	236.21%	197.00%	$14	0.01%
PBNY	Provident NY Bancorp, Inc. of NY	0.03%	0.30%	0.31%	1.28%	523.23%	242.96%	$136	0.03%
WFBC	Willow Financial Bancorp Inc. of PA	0.00%	0.59%	0.68%	1.16%	NA	147.14%	$1,902	0.73%

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

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loans greater than 90 days delinquent and still accruing equal to 0.29% of assets, versus 0.29% of assets for the Peer Group. The Company reported non-performing loans equal to 0.37% of loans (non-accruing loans), versus 0.34% of loans for the Peer Group. The Peer Group’s loss reserves as a percent of NPAs equaled 292.85%, versus 259.79% for the Company. Loss reserves maintained as percent of loans were higher for the Peer Group (1.00% versus 0.97% for United Financial). The Company’s credit risk exposure was considered to be similar with respect to the level of net loan charge-offs for the most recent twelve month period (0.03% of loans). Comparatively, net loan charge-offs recorded by the Peer Group equaled 0.11% of net loans receivable.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of United Financial versus the Peer Group. In terms of balance sheet composition, the Company’s interest rate risk characteristics were considered to be more favorable than the Peer Group’s. Most notably, the Company’s higher tangible capital position and higher IEA/IBL ratio indicate a lower dependence on the yield-cost spread to sustain the net interest margin, while United Financial also maintained a lower level of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should provide the Company with more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in United Financial’s equity-to-assets and IEA/IBL ratios. United Financial does maintain a noticeable level of fixed rate residential loans in portfolio, which increase interest rate risk exposure.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for the Company and the Peer Group. In general, the relative fluctuations in United Financial’s net interest income to average assets ratios were considered to be similar than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, the Company was viewed as maintaining a similar degree of interest rate risk exposure in the net interest margin. The stability of United Financial’s net interest margin should be enhanced by the

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Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2007 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
United Financial Bancorp, Inc. of MA		13.6%	113.4%	2.8%	6	-7	-5	0	-14	-8

All Public Companies		11.3%	110.0%	5.6%	1	0	-8	-6	-3	0
State of MA		14.1%	114.1%	4.6%	0	9	-13	5	-7	-10

Comparable Group
Averages		10.9%	110.3%	5.9%	2	1	-14	2	-7	-10
Medians		8.1%	107.0%	5.2%	0	3	-15	1	-4	-10

Comparable Group
ABNJ	American Bancorp of NJ	18.8%	118.7%	5.1%	-7	-17	-14	-7	-3	7
BFBC	Benjamin Franklin Bancorp Inc. of MA	7.9%	107.1%	7.2%	13	12	-20	2	-4	-9
BHLB	Berkshire Hills Bancorp of MA	6.7%	103.4%	9.6%	-4	-5	-1	12	-10	-10
BRKL	Brookline Bancorp, Inc. of MA	21.0%	127.1%	3.7%	-1	9	-8	0	8	-7
CEBK	Central Bancorp of Somerville MA	6.5%	105.4%	2.4%	1	-20	-23	20	-23	-19
HIFS	Hingham Institute for Savings of MA	7.5%	105.4%	3.1%	10	-2	-28	5	-27	-17
LSBX	LSB Corp. of No. Andover MA	10.0%	108.7%	2.8%	-4	6	-12	31	2	-12
LEGC	Legacy Bancorp, Inc. of MA	16.4%	115.1%	5.2%	-15	15	-8	-7	-14	-6
PBNY	Provident NY Bancorp, Inc. of NY	8.3%	106.9%	10.0%	27	13	-15	-19	4	-10
WFBC	Willow Financial Bancorp Inc. of PA	6.2%	104.8%	10.2%	1	-1	-16	-20	1	-14

NA=Change is greater than 100 basis points during the quarter.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

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infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding the Company’s assets.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of United Financial. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with United Financial’s conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS for second step conversions of mutual holding companies, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of United Financial’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second step conversions, including closing pricing and aftermarket trading of such offerings. It should

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be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in United Financial’s operations and financial condition; (2) monitor United Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings, particularly second step conversions (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including United Financial’s value, or United Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of United Financial relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the

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issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of United Financial coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall Asset/Liability (“A/L”) Composition. The Company’s IEA composition exhibited a higher concentration of loans and a somewhat lower diversification into higher risk and higher yielding loans than the Peer Group. United Financial’s lending operations include a strategy of originating loans for portfolio, which has resulted in a noticeable balance of fixed rate residential loans – which has increased overall interest rate risk. This factor is offset in part by the balances of adjustable rate or shorter-term loans such as commercial real estate, home equity, construction and consumer loans. The asset composition provided for a higher risk weighted assets-to-assets ratio than maintained by the Peer Group on average, however the Company’s IEA yield was slightly below the Peer Group, notwithstanding the higher loans/assets ratio.

United Financial’s funding composition reflected a higher level of deposits and lower level of borrowings in comparison to the Peer Group as a percent of assets. United Financial maintained a similar IBL level compared to the Peer Group average. On a combined basis, the Company currently maintains a higher IEA/IBL ratio, as the Peer Group maintains a balance of intangibles, and this advantage will increase on a pro forma basis. On balance, RP Financial concluded that the Company’s A/L composition on a pro forma basis was a neutral factor in our adjustment for financial condition.

•

Credit Quality. United Financial maintained a similar ratio of NPAs and delinquent loans as the Peer Group on average, with both reporting relatively low levels of such assets compared to industry averages. Loss reserves as a percent of loans and reserve coverage ratios were similar for both and were in-line with industry averages. Net loan charge-offs were higher for the Peer Group. United Financial maintained a higher level of loan portfolio diversification away from traditional 1-4 family residential loans (as a percent of assets), while the Company reported a higher risk weighted assets-to-assets ratio due to the higher loans/assets ratio. Overall, in comparison to the Peer Group, the Company appears to have similar credit risk exposure, which was considered as a neutral factor in our adjustment for financial condition.

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Page 4.4

•

Balance Sheet Liquidity. The Peer Group operated with a higher level of cash and investment securities relative to the Company (22.7% of assets versus 19.2% for the Company). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase and exceed the Peer Group as the proceeds will be initially deployed into investments. Overall, RP Financial concluded that this was a positive factor in our adjustment for financial condition.

•

Funding Liabilities. United Financial and the Peer Group reported similar IBL/assets ratios, attributable to the similar capital positions, although the Company will have a lower IBL/assets ratio on a pro forma basis. Deposits funded a higher proportion of assets for United Financial versus the Peer Group. The Company’s overall cost of funds is higher than the Peer Group, an unfavorable income statement structure, and limits profitability. Increased capitalization and reinvestment of offering proceeds will reduce but not eliminate the negative impact of the funding base on profitability. Overall, we concluded that funding liabilities was a modestly negative factor in our adjustment for financial condition.

•

Capital. Following the stock offering, United Financial’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the IBL/assets ratio. At the same time, the Company’s higher capital will likely result in a lower ROE. On balance, RP Financial concluded this was a slightly negative factor in our adjustment for financial condition.

On balance, no valuation adjustment was applied for the Company’s financial condition relative to the Peer Group.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.41% of average assets versus 0.49% for the Peer Group), reflecting higher operating expenses, higher provisions for loan losses and a higher effective tax rate. While the net interest income ratio was slightly more favorable for the Company, United Financial’s lower interest income was offset by lower interest expense, due to the Company’s higher capital position which results in more assets being funded with interest-free capital. The Company’s capital position also acted to mitigate the higher cost of funds and

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lower yield cost spread. The higher operating expense ratio was due in part to recent branch office network expansion and benefit plans put into place as part of the minority stock offering. While the net reinvestment benefit of the offering proceeds should support the Company’s profitability, there will remain a noticeable comparative disadvantage, leading to the net downward adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Both the Company’s and the Peer Group’s earnings were derived largely from recurring sources, with the disadvantages highlighted above. The Company maintains a lower expense coverage ratio, 1.09x versus 1.15x for the Peer Group. Similarly, the Company’s efficiency ratio of 76.0% was less favorable than the Peer Group’s efficiency ratio of 73.2%. While the conversion proceeds reinvestment will support the Company’s profitability, on a core basis, United Financial will maintain lower profitability, thus supporting a downward valuation earnings adjustment.

•

Interest Rate Risk. The Company’s exposure to interest rate risk appears to have been greater than the Peer Group’s, and this factor is evident in the recent net interest margin and earnings performance which are low at present and continuing to trend downward. The balance of longer-term fixed rate loans on the Company’s balance sheet has reduced interest income levels in recent periods. On a pro forma basis, the infusion of stock proceeds can be expected to reduce the interest rate risk through higher capitalization and proceeds reinvestment. On balance, RP Financial concluded that interest rate risk was a negative factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. As noted in the earlier section, the Company appears to have a similar credit risk profile when examining NPAs, reserve coverage ratios and loan chargeoff ratios. The Company’s risk-weighted assets to assets ratio is higher, based on the higher loans/assets ratio. Loan portfolio diversification is similar to the Peer Group. Accordingly, RP Financial concluded that credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Despite the Company’s recent stronger asset growth, United Financial’s core profitability has been moderate largely due to operating costs associated with achieving such growth and elevated funding costs. The recent past indicates that deposit growth is achievable, but with high funding costs and low margins. The infusion of stock proceeds will increase the Company’s earnings growth potential with respect to leverage capacity, however the ability to strongly increase lower cost deposits is limited by the local competitive environment. United Financial’s operations are concentrated within a relatively small geographical area, whereby a change in competitive factors will affect most of the Company’s branch office communities.

Growth in non-interest operating income has been much slower than asset and deposit growth. This provides less earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of unfavorable changes in the yield curve, as in the current environment.

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Page 4.6

On balance, this was a negative factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. United Financial’s current return on equity is lower than the Peer Group’s ratio. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds, combined with the current lower return on assets, the Company’s pro forma return on equity on a core earnings basis will be significantly below the Peer Group’s return on equity ratio. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, we concluded that a significant downward adjustment was warranted for this factor.

3.	Asset Growth

United Financial’s asset growth for the most recent period was higher than the Peer Group’s asset growth rate for same period (8.4% growth versus 3.4% growth for the Peer Group), as the Company’s loan growth was funded through deposits and borrowings growth, as well as from available liquidity. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be well above the Peer Group’s tangible equity-to-assets ratio, implying higher leverage capacity. Future growth capabilities for the Company may be somewhat limited due to the ability to obtain cost-effective deposits or borrowed funds that can be profitably reinvested into earning assets (recent growth has been achieved with relatively high cost funds). However, the Company has demonstrated an ability to achieve growth in its market and, coupled with a strategy for expansion, enjoys a slight advantage versus the Peer Group. Accordingly, on balance, we believe that a slight upward valuation adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. United Financial’s primary market area for deposits is considered to be the local areas surrounding the branch offices in Hampden and Hampshire Counties, Massachusetts, while lending activities extend over a somewhat greater geographical area. The region served by the Company’s branches continues to transform from a manufacturing based economy to a more

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services oriented economic base. The moderate economic growth in the primary market area has provided for slow growth demographic trends. Competition among financial services companies includes other locally-based thrifts and banks as well as regional and super regional banks, and the level of such competition is exacerbated by the slow growth characteristics of the market area.

The Peer Group companies are headquartered in counties that range from very rural with small population bases, to populations in excess of 1 million. Seven of the Peer Group companies are located in the Commonwealth of Massachusetts, with two companies in the western part of the state. As shown in Exhibit III-3, on average the Peer Group companies headquarters’ counties have similarly sized population bases than the Hampden County market, and have reported more favorable past and future population growth characteristics than Hampden County. Comparative per capita income measures imply that the Hampden County market is a less affluent market area compared to the markets served by the Peer Group companies, with all Peer Group companies having higher per capita income levels. United Financial’s deposit market share in Hampden County was lower than the average and median market shares of the Peer Group companies, indicating a somewhat lower competitive position for the Company (market share of 3.4%). Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, July 2007 unemployment rates for the markets served by the Peer Group companies were well below the unemployment rate reflected for Hampden County. On balance, we concluded that a moderate downward adjustment was appropriate for the Company’s market area.

5.	Dividends

After the conversion to full stock form, United Financial intends to pay dividends in an amount such that current minority shareholders will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio. At the current midpoint valuation, the annual dividend payment would equal $0.20 per share and provide a yield of 2.00% based on the $10.00 per share initial offering price. Based on these assumptions, the Company’s dividend payout ratio would approximate 74% of annual earnings. Future declarations of dividends by the Board of Directors will depend upon a number of factors,

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including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Table 4.1

Market Area Unemployment Rates

United Financial and the Peer Group Companies(1)

	County	July 2007 Unemployment
United Financial—MA	Hampden	6.6%

Peer Group Average		4.7%

Benjamin Franklin Bancorp, Inc. of MA	Norfolk	4.5%
American Bancorp of NJ—NJ	Essex	6.3
Hingham Institution for Savings of MA	Plymouth	5.5
Berkshire Hills Bancorp, Inc.—MA	Berkshire	4.7
Brookline Bancorp, Inc.—MA	Norfolk	4.5
Willow Financial Bancorp, Inc.—PA	Montgomery	3.4
LSB Corp. of N. Andover—MA	Essex	5.4
Provident NY Bancorp, Inc.—NY	Rockland	4.0
Legacy Bancorp, Inc.—MA	Berkshire	4.7
Central Bancorp—MA	Middesex	4.3

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.13% to 3.70%. The average dividend yield and payout ratio on the stocks of the Peer Group institutions equaled 2.34% and 45.92% as of August 31, 2007. As of the same date, approximately 82% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.84% and a payout ratio of 47.93%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s indicated dividend policy provides for a lower yield as maintained by the Peer Group. While the Company’s implied payout ratio of 74% of pro forma earnings at the midpoint is above the Peer Group’s payout ratio, the Company’s ability to maintain a higher

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payout ratio is supported by its higher pro forma equity to-assets ratio equal to 21.0% at the midpoint compared to 13.5% for the Peer Group. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $38.6 million to $745.4 million as of August 31, 2007, with average and median market values of $234.3 million and $140.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.6 million to 59.6 million, with average and median shares outstanding of 16.5 million and 9.4 million, respectively. The Company’s stock offering is expected to have a pro forma market value at the midpoint of the offering range that will be in the upper end of the range of market values reflected for the Peer Group companies, while shares outstanding for the Company will be above the Peer Group mean and median shares outstanding. Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as United Financial: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Massachusetts; and (D) the market for the public stock

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of United Financial. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks traded in a narrow range before strengthening at the end of August 2006 and into early-September, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The Dow Jones Industrial Average (“DJIA”) moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 mark. The DJIA closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in the DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then

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rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to the rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks. Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing report and concerns about higher rates. Stocks surged higher at the end of January 2007, as the Federal Reserve’s late-January meeting concluded with no change in rates. The broader stock market traded in a narrow range in early-February and then the DJIA rallied to a new record in mid-February. Comments by the Federal Reserve Chairman that helped to alleviate concerns of higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally. Comparatively, higher oil prices contributed to a downturn in stocks heading into late-February. A sell-off in China’s stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.

Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China’s stock market. Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March. Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve. The Federal Reserve’s decision to hold rates steady further strengthened the rebound in the stock market as investors were buoyed by the Federal Reserve’s assessment that the economy would continue to expand at a moderate pace. Stocks fluctuated at the close of the first quarter on mixed economic data.

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Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA. News of Iran’s release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April. The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April. For the month of April, the DJIA closed up 5.7%. Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May. Following a sharp one day sell-off on a weak retail sale report for April, the positive trend in the broader stock market continued into mid-May. A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence were noted factors that help to sustain the rally. Stocks eased lower in late-May, reflecting profit taking and concerns about a pullback in China’s stock market. Inflation worries and higher rates pushed stocks lower in early-June, while a strong retail sales report for May triggered a rebound in the stock market in mid-June. Stocks generally traded lower in the second half of June on continued inflation concerns, as well as higher oil prices and weakness in the housing market.

The broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at record highs in mid-July. A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally. A favorable second quarter earnings report by IBM helped the DJIA close above the 14000 mark heading into late-July, which was followed a general downturn in stocks during late-July and early-August. Stocks were driven lower by fears that the housing slump was spreading to the broader economy and concerns of a widening credit crunch prompted by home mortgage lenders cutting off credit or raising rates for a growing number of borrowers. The stock market turned highly volatile in mid-August, reflecting mixed economic news and the ongoing fallout from the credit crisis. Volatility in the stock market continued to prevail through the end of August, based on concerns about the impact of the credit crunch on the economy and speculation about whether or not the Federal Reserve would cut rates at the September meeting. As an indication of the general trends in the nation’s stock markets over the

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past year, as of August 31, 2007 the DJIA closed at 13357.74 an increase of 17.4% from one year ago and an increase of 7.2% year-to-date, and the NASDAQ closed at 2596.36 an increase of 18.9% from one year ago and an increase of 7.5% year-to-date. The Standard & Poors 500 Index closed at 1473.99 on August 31 2007 an increase of 13.1% from one year ago and an increase of 3.9% year-to-date.

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have underperformed the broader stock market. Thrift stocks trended lower in late-August 2006 reflecting concerns of a slowdown in housing, while a favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrifts stocks along with the broader market in mid-November. Weaker than expected housing data pressured thrift stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006. Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

Thrift stocks traded lower at the beginning of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates. Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve meeting provided for a choppy trading market for thrift issues in mid- and late-January. Thrift stocks

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posted gains in late-January and early-February, as thrift investors reacted favorably to the Federal Reserve’s decision to hold rates steady. While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February. The late-February sell-off triggered by the downturn in China’s stock market hit thrift stocks as well. Selling pressure in thrift stocks increased during the first half of March, as mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders. In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006. Thrift stocks participated in the broader stock market rally following the Federal Reserve’s decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace. Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.

A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter of 2007. In contrast to the broader market, thrift stocks trended lower in mid-April as a weak housing market and the overhang of problems in the subprime lending market continued to weigh on the thrift sector. Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match gains posted in the broader market. A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America’s $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks. Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates. A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates. Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June.

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The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as Standard & Poor and Moody’s announced plans to downgrade securities backed by subprime mortgages. Bargain hunting and strength in the broader market supported a brief rebound in thrift stocks in mid-July, which was followed a sharp sell off on fears of spreading subprime problems and some second quarter earnings reports showing deterioration in credit quality. A disappointing second quarter earnings report by Countrywide Financial and a larger-than-expected decline in new home sales knocked thrift equities lower in late-July. The downturn in thrift stocks continued into the beginning of August on news that American Home Mortgage Investment Corp. was shutting down operations due to liquidity problems. Thrift stocks participated in the volatility exhibited in the broader market volatility in mid-August, but, in general, the downward trend in thrift equities continued during the first half of August. Thrift equities benefited from the mid-August discount rate cut by the Federal Reserve and then fluctuated along with the broader market through the end of August based on speculation over the outcome of the Federal Reserve’s next meeting. On August 31, 2007, the SNL Index for all publicly-traded thrifts closed at 1,537.5 a decrease of 8.7% from one year ago and a decrease of 16.0% year-to-date. The SNL MHC Index closed at 3,516.6 on August 31, 2007, an increase of 4.1% from one year ago and a decrease of 9.2% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”)

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ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The market for recent conversions has pulled back along with the thrift sector in general, with fewer offerings being oversubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their IPO prices in initial after market trading activity. As shown in Table 4.2, two standard conversions, one second-step conversion and three mutual holding company offerings were completed during the past three months. The second step offering was considered to be more relevant for purposes of our analysis. In general, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B ratios than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. The second step conversion, Abington Bancorp of PA (“Abington”), closed just above the minimum of the offering range, effective June 28, 2007. Abington is a similarly sized institution as United Financial, and closed its offering at a price/tangible book value ratio of 102.9% and a price/core earnings multiple of 22.8 times. Abington’s stock price closed 4.0% below the IPO price on the first day of trading and closed 4.1% below the IPO price as of August 31, 2007.

Although post-conversion trading activity appears orderly, a trend has emerged in secondary offerings of stock by MHC institutions that suggests less investor interest in these offerings. Specifically, five recent second step or secondary offerings (including Abington Bancorp of PA, Westfield Financial of MA, Osage Bancorp of OK, Peoples United of CT and Alliance Bancorp of PA) were unsuccessful in reaching the minimum of the valuation range in the initial subscription period. These five transactions required a syndicated offering to raise sufficient capital to successfully close the offerings. Even with the assistance of the syndicate, all these offerings closed within the valuation range without oversubscription.

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RP® Financial, LC.

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases				Initial Dividend Yield
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.			Mgmt. & Dirs.
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	Benefit Plans
													ESOP	Recog. Plans	Stk Option
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	$216	13.74%	0.12%	852%	$63.5	100%	120%	2.3%	N.A.	N.A.	8.0%	4.0%	10.0%	3.4%	0.00%
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	$61	7.96%	1.46%	64%	$13.9	100%	132%	4.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.1%	0.00%

Averages - Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%
Medians - Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%

Averages - Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%
Medians - Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%

Mutual Holding Company Conversions
FSB Community Bncshrs, Inc., NY*	8/15/07	FSBC-OTCBB	$151	9.05%	0.03%	700%	$8.4	47%	85%	10.2%	N.A.	N.A.	8.3%	4.2%	10.4%	3.2%	0.00%
Beneficial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	$3,483	11.44%	0.50%	207%	$236.1	44%	132%	1.3%	C/S	500K/4.02%	8.8%	4.4%	11.1%	1.3%	0.00%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	$124	7.04%	0.39%	167%	$10.7	45%	132%	6.5%	N.A.	N.A.	8.7%	4.4%	10.9%	4.2%	0.00%

Averages - Mutual Holding Company Conversions:			$1,253	9.18%	0.31%	358%	$85.1	45%	117%	6.0%	NA	NA	8.6%	4.3%	10.8%	2.9%	0.00%
Medians - Mutual Holding Company Conversions:			$151	9.05%	0.39%	207%	$10.7	45%	132%	6.5%	NA	NA	8.7%	4.4%	10.9%	3.2%	0.00%

Averages - All Conversions:			$831	10.23%	0.46%	343%	$78.7	66%	115%	4.7%	NA	NA	8.2%	4.1%	10.3%	3.8%	0.25%
Medians - All Conversions:			$184	10.25%	0.32%	187%	$38.7	52%	126%	3.8%	NA	NA	8.2%	4.1%	10.2%	3.8%	0.00%

Institutional Information			Pro Forma Data							IPO Price	Post-IPO Pricing Trends
			Pricing Ratios(3)				Financial Charac.				Closing Price:
Institution	Conver. Date	Ticker	P/TB	Core P/E		P/A	Core ROA	TE/ A	Core ROE		First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 8/31/07	% Change

			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	75.5%	31.5	x	23.5%	0.7%	31.1%	2.4%	$10.00	$10.95	9.5%	$10.40	4.0%	$10.91	9.1%	$10.86	8.6%
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	84.1%	20.3	x	19.1%	0.9%	22.3%	4.2%	$10.00	$9.80	-2.0%	$9.30	-7.0%	$8.90	-11.0%	$9.00	-10.0%

Averages - Standard Conversions:			79.8%	25.9	x	21.3%	0.8%	26.7%	3.3%	$10.00	$10.38	3.8%	$9.85	-1.5%	$9.91	-0.9%	$9.93	-0.7%
Medians - Standard Conversions:			79.8%	25.9	x	21.3%	0.8%	26.7%	3.3%	$10.00	$10.38	3.8%	$9.85	-1.5%	$9.91	-0.9%	$9.93	-0.7%

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	102.9%	27.2	x	22.8%	0.8%	22.1%	3.8%	$10.00	$9.60	-4.0%	$9.84	-1.6%	$9.25	-7.5%	$9.59	-4.1%

Averages - Second Step Conversions:			102.9%	27.2	x	22.8%	0.8%	22.1%	3.8%	$10.00	$9.60	-4.0%	$9.84	-1.6%	$9.25	-7.5%	$9.59	-4.1%
Medians - Second Step Conversions:			102.9%	27.2	x	22.8%	0.8%	22.1%	3.8%	$10.00	$9.60	-4.0%	$9.84	-1.6%	$9.25	-7.5%	$9.59	-4.1%

Mutual Holding Company Conversions
FSB Community Bncshrs, Inc., NY*	8/15/07	FSBC-OTCBB	88.5%	166.7	x	11.3%	0.1%	12.8%	0.6%	$10.00	$10.00	0.0%	$10.00	0.0%	$8.75	-12.5%	$8.75	-12.5%
Beneficial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	97.6%	44.9	x	20.2%	0.3%	12.2%	2.0%	$10.00	$9.21	-7.9%	$9.38	-6.2%	$8.70	-13.0%	$9.50	-5.0%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	82.6%	23.9	x	16.6%	0.7%	13.1%	4.9%	$10.00	$10.00	0.0%	$10.00	0.0%	$8.75	-12.5%	$8.25	-17.5%

Averages - Mutual Holding Company Conversions:			89.5%	78.5	x	16.0%	0.3%	12.7%	2.5%	$10.00	$9.74	-2.6%	$9.79	-2.1%	$8.73	-12.7%	$8.83	-11.7%
Medians - Mutual Holding Company Conversions:			88.5%	44.9	x	16.6%	0.3%	12.8%	2.0%	$10.00	$10.00	0.0%	$10.00	0.0%	$8.75	-12.5%	$8.75	-12.5%

Averages - All Conversions:			88.5%	52.4	x	18.9%	0.6%	18.9%	3.0%	$10.00	$9.93	-0.7%	$9.82	-1.8%	$9.21	-7.9%	$9.33	-6.8%
Medians - All Conversions:			86.3%	29.4	x	19.7%	0.7%	17.6%	3.1%	$10.00	$9.90	-1.0%	$9.92	-0.8%	$8.83	-11.8%	$9.25	-7.5%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT”—Not Traded; “NA”—Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

August 31, 2007

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Page 4.18

Shown in Table 4.3 are the current pricing ratios for the two companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange. One of the offerings was a second-step conversions (Abington Bancorp), thereby placing an upward bias on the P/TB ratio compared to the standard conversion offering (Louisiana Bancorp). The current average P/TB ratio of the publicly-traded recent conversions equaled 88.98%.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on United Financial’s stock price of recently completed and pending acquisitions of other savings institutions operating in Massachusetts. As shown in Exhibit IV-4, there were fifteen Massachusetts thrift acquisitions completed between the beginning of 2004 through year-to-date 2007 and there are two acquisitions currently pending of a Massachusetts savings institution (merger data includes mutual mergers). The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in Massachusetts or markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence United Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in United Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in United Financial’s Stock

Since United Financial’s minority stock currently trades under the symbol “UNBK” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. United Financial had a total of 17,071,853 shares issued and outstanding at June 30, 2007, of which 7,882,131 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $11.86 to $15.95 per share. Following the announcement of the Company’s second-step conversion, which was announced on May 22, 2007, United Financial’s stock increased from a May 21, 2007 closing price of

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Table 4.3

Market Pricing Comparatives

Prices As of August 31, 2007

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies		$16.62	$412.92	$0.74	$13.46	19.97x	130.65%	16.47%	149.25%	20.71x	$0.41	2.34%	35.89%	$3,136	12.58%	0.60%	0.53%	5.04%	0.49%	4.70%
Special Selection Grouping(8)		$10.23	$151.74	$0.29	$11.62	36.15x	88.98%	23.90%	88.98%	36.15x	$0.09	0.94%	36.00%	$660	27.17%	0.26%	0.70%	3.40%	0.70%	3.40%

Special Comparative Group(8)
ABBC	Abington Bancorp, Inc. of PA	$9.59	$234.57	$0.25	$9.99	38.36x	96.00%	22.34%	96.00%	38.36x	$0.18	1.88%	72.00%	$1,050	23.27%	0.26%	0.65%	4.38%	0.65%	4.38%
LABC	Louisiana Bancorp, Inc. of LA	$10.86	$68.92	$0.32	$13.25	33.94x	81.96%	25.47%	81.96%	33.94x	$0.00	0.00%	0.00%	$271	31.07%	NA	0.75%	2.42%	0.75%	2.42%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)	Includes converted last 3 months (no MHC).

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

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$14.45 to $15.59 on May 22, 2007. Since May 22, 2007, the stock has been affected by market forces, including the downward trend in the banking industry in the most recent weeks, and reflected a closing price of $12.80 on August 31, 2007.

There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions and the acquisition market. Taking these factors and trends into account, particularly the recent need for syndicated orders to complete offerings by MHC institutions, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

United Financial’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of United Financial’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the present organizational structure. There are no senior management positions vacant at present.

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Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

As a fully-converted OTS-regulated institution, United Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4

Valuation Adjustments

United Financial and the Peer Group Companies

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Significant Downward
Asset Growth	Slight Upward
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

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Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing United Financial’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in United Financial’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach. In considering the P/B approach, we would expect the market will discount the Company’s P/B and P/TB ratios given the much higher pro forma equity level of United Financial.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings—we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of

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franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•

Trading of UNBK stock. Converting institutions generally do not have stock outstanding. United Financial, however, has public shares outstanding due to the mutual holding company form of ownership. Since United Financial is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the August 31, 2007 stock price of $12.80 per share and the 17,071,853 shares of United Financial stock outstanding, the Company’s implied market value of $218.3 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of United Financial’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity. As these funds are currently on deposit at the Bank level, and available for reinvestment, the consolidated assets will not be affected. At June 30, 2007, the MHC had unconsolidated net assets of $94,000.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 31, 2007, the aggregate pro forma market value of United Financial’s conversion stock equaled $208,992,550 at the midpoint, equal to 20,899,255 shares at $10.00 per share. The $10.00 per share price was determined by United Financial’s Board. The midpoint and resulting valuation range is based on

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the sale of a 53.83% ownership interest to the public, which provides for a $112.5 million public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. We included a minimal amount of additional earnings incorporating the reduction in interest expense of the $94,000 of MHC net assets (which are currently invested in a deposit account at the Bank and are available for reinvestment). The Company’s reported earnings equaled $4,091,000 for the 12 months ended June 30, 2007. In deriving United Financial’s estimated core earnings for purposes of the valuation, the adjustments made to reported earnings was to eliminate a loss on the sale of investments during the 12 month period ended June 30, 2007 ($251,000 pre-tax). As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 41%, the Company’s core earnings were determined to equal $4,239,000 for the 12 months ended June 30, 2007. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Table 4.5

United Financial Bancorp, Inc.

Derivation of Core Earnings – 12 Months Ended June 30, 2007

Amount
($000)
Net income	$4,091
Addback: Net Losses on Sale of Investments (1)	148

Core earnings estimate	$4,239

(1)	Tax effected at 41%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $209.0 million midpoint value equaled 38.69 times and 37.66 times, respectively, indicating premiums of 47.11% and 63.24% relative to the Peer Group’s

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average reported and core earnings multiples of 26.30 times and 23.07 times, respectively (see Table 4.6 and Exhibits IV-7 and IV-8 for details of the pricing information). In comparison to the Peer Group’s median reported and core earnings multiples of 26.09 times and 21.05 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 48.29% and 78.91%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum are 34.17 times and 47.34 times, respectively, and based on core earnings at the minimum and the super maximum are 33.23 times and 46.17 times, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to United Financial’s pro forma book value. The Company’s pre-conversion equity was adjusted to include $94,000 of equity held at the MHC level which will be consolidated with the Company’s equity as the result of the conversion. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $209.0 million midpoint valuation, United Financial’s pro forma P/B and P/TB ratios equaled 88.72% and 88.82%, respectively. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 115.41% and 152.37%, United Financial’s ratios reflected discounts of 23.13% and 41.71%, respectively (see Table 4.6 and Exhibits IV-7 and IV-8 for details of the pricing information). In comparison to the Peer Group’s median P/B and P/TB ratios of 110.98% and 140.29%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 20.06% and 36.69%, respectively. The Company’s pro forma P/B ratios at the minimum and the super maximum equaled 80.45% and 103.41%, respectively. The Company’s pro forma P/TB ratios at the minimum and the super maximum are 80.05% and 103.51%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios of 115.41% and 152.37%, respectively, the Company’s pro forma P/B and P/TB ratios at the supermaximum value reflected discounts of 10.40% and 32.07%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios of 110.98% and 140.29%, respectively, the Company’s pro forma P/B and P/TB ratios at the supermaximum value reflected discounts of 6.82% and 26.22%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the

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Table 4.6

Public Market Pricing

United Financial Bancorp, Inc. of MA and the Comparables

As of August 31, 2007

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)
United Financial Bancorp, Inc. of MA
Superrange		$10.00	$276.39	$0.22	$9.67	47.34	x	103.41%	24.01%	103.51%	46.17	x	$0.15	1.48%	68.45%
Maximum		$10.00	$240.34	$0.24	$10.41	42.88	x	96.02%	21.19%	96.12%	41.78	x	$0.17	1.70%	71.22%
Midpoint		$10.00	$208.99	$0.27	$11.27	38.69	x	88.72%	18.67%	88.82%	37.66	x	$0.20	1.96%	73.83%
Minimum		$10.00	$177.64	$0.30	$12.43	34.17	x	80.45%	16.08%	80.55%	33.23	x	$0.23	2.31%	76.64%

All Public Companies(7)
Averages		$16.62	$412.92	$0.74	$13.46	19.97	x	130.65%	16.47%	149.25%	20.71	x	$0.41	2.34%	35.89%
Medians		14.14	91.89	0.48	11.55	17.89	x	120.79%	13.46%	136.61%	19.09	x	$0.34	2.39%	40.68%

All Non-MHC State of MA(7)
Averages		$18.29	$176.27	$0.68	$16.53	25.55	x	111.03%	16.58%	124.16%	22.90	x	$0.44	2.23%	44.01%
Medians		$14.18	$106.69	$0.43	$13.72	22.90	x	106.22%	14.46%	121.32%	22.46	x	$0.37	2.35%	40.68%

Comparable Group Averages
Averages		$17.69	$234.26	$0.73	$15.88	26.30	x	115.41%	15.91%	152.37%	23.07	x	$0.42	2.34%	45.92%
Medians		$14.01	$140.33	$0.53	$13.24	26.09	x	110.98%	12.69%	140.29%	21.05	x	$0.40	2.35%	41.18%

State of MA
BFBC	Benjamin Franklin Bancorp Inc. of MA	$13.38	$108.19	$0.59	$13.28	29.73	x	100.75%	12.07%	152.91%	22.68	x	$0.24	1.79%	40.68%
BHLB	Berkshire Hills Bancorp of MA	$29.63	$261.99	$1.67	$30.12	22.79	x	98.37%	12.08%	179.68%	17.74	x	$0.60	2.02%	35.93%
BRKL	Brookline Bancorp, Inc. of MA	$12.51	$745.41	$0.34	$9.18	36.79	x	136.27%	31.43%	150.00%	36.79	x	$0.34	2.72%	NM
CEBK	Central Bancorp of Somerville MA	$23.56	$38.64	$0.41	$23.00	34.14	x	102.43%	7.04%	108.87%	NM		$0.72	3.06%	NM
CBNK	Chicopee Bancorp, Inc. of MA	$14.14	$105.19	$0.16	$14.75	NM		95.86%	22.42%	95.86%	NM		$0.00	0.00%	0.00%
HBNK	Hampden Bancorp, Inc. of MA	$10.31	$81.96	$(0.36)	$12.80	NM		80.55%	16.04%	80.55%	NM		$0.12	1.16%	NM
HIFS	Hingham Institute for Savings of MA	$30.00	$63.57	$2.01	$25.10	14.93	x	119.52%	8.96%	119.52%	14.93	x	$0.80	2.67%	39.80%
LSBX	LSB Corp. of No. Andover MA	$16.23	$74.61	$0.83	$12.61	21.93	x	128.71%	12.88%	128.71%	19.55	x	$0.56	3.45%	67.47%
LEGC	Legacy Bancorp, Inc. of MA	$14.21	$142.26	$0.32	$14.16	NM		100.35%	16.85%	102.60%	NM		$0.16	1.13%	50.00%
MASB	MassBank Corp. of Reading MA	$33.92	$146.53	$1.51	$24.83	21.07	x	136.61%	17.94%	138.05%	22.46	x	$1.12	3.30%	74.17%
MFLR	Mayflower Co-Op. Bank of MA	$11.50	$24.10	$0.44	$9.36	23.00	x	122.86%	9.95%	123.13%	26.14	x	$0.40	3.48%	NM
WFD	New Westfield Financial Inc. of MA	$10.11	$322.78	$0.20	$9.19	NM		110.01%	31.29%	110.01%	NM		$0.20	1.98%	NM

Comparable Group
ABNJ	American Bancorp of NJ	$11.10	$138.41	$0.07	$8.50	NM		130.59%	24.62%	130.59%	NM		$0.16	1.44%	NM
BFBC	Benjamin Franklin Bancorp Inc. of MA	$13.38	$108.19	$0.59	$13.28	29.73	x	100.75%	12.07%	152.91%	22.68	x	$0.24	1.79%	40.68%
BHLB	Berkshire Hills Bancorp of MA	$29.63	$261.99	$1.67	$30.12	22.79	x	98.37%	12.08%	179.68%	17.74	x	$0.60	2.02%	35.93%
BRKL	Brookline Bancorp, Inc. of MA	$12.51	$745.41	$0.34	$9.18	36.79	x	136.27%	31.43%	150.00%	36.79	x	$0.34	2.72%	NM
CEBK	Central Bancorp of Somerville MA	$23.56	$38.64	$0.41	$23.00	34.14	x	102.43%	7.04%	108.87%	NM		$0.72	3.06%	NM
HIFS	Hingham Institute for Savings of MA	$30.00	$63.57	$2.01	$25.10	14.93	x	119.52%	8.96%	119.52%	14.93	x	$0.80	2.67%	39.80%
LSBX	LSB Corp. of No. Andover MA	$16.23	$74.61	$0.83	$12.61	21.93	x	128.71%	12.88%	128.71%	19.55	x	$0.56	3.45%	67.47%
LEGC	Legacy Bancorp, Inc. of MA	$14.21	$142.26	$0.32	$14.16	NM		100.35%	16.85%	102.60%	NM		$0.16	1.13%	50.00%
PBNY	Provident NY Bancorp, Inc. of NY	$13.81	$575.42	$0.48	$9.66	29.38	x	142.96%	20.68%	250.18%	28.77	x	$0.20	1.45%	41.67%
WFBC	Willow Financial Bancorp Inc. of PA	$12.42	$194.07	$0.59	$13.20	20.70	x	94.09%	12.49%	200.65%	21.05	x	$0.46	3.70%	NM

		Financial Characteristics(6)							MEMO:		MEMO:
		Total	Equity/	NPAs/	Reported		Core		Exchange	2nd Step	Tang.
		Assets	Assets	Assets	ROA	ROE	ROA	ROE	Ratio	Proceeds	E/A
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
United Financial Bancorp, Inc. of MA
Superrange		$1,151	23.21%	0.11%	0.51%	2.18%	0.52%	2.24%	1.61900	$148.781	23.19%
Maximum		$1,134	22.07%	0.11%	0.49%	2.24%	0.51%	2.30%	1.40782	$129.375	22.04%
Midpoint		$1,120	21.04%	0.12%	0.48%	2.29%	0.50%	2.36%	1.22419	$112.500	21.02%
Minimum		$1,105	19.98%	0.12%	0.47%	2.35%	0.48%	2.42%	1.04056	$95.625	19.96%

All Public Companies(7)
Averages		$3,136	12.58%	0.60%	0.53%	5.04%	0.49%	4.70%
Medians		$778	10.67%	0.37%	0.55%	4.54%	0.54%	4.64%

All Non-MHC State of MA(7)
Averages		$932	15.12%	0.26%	0.37%	3.18%	0.45%	3.60%
Medians		$764	12.70%	0.16%	0.48%	3.44%	0.57%	3.96%

Comparable Group Averages
Averages		$1,302	13.51%	0.29%	0.50%	3.99%	0.54%	4.26%
Medians		$870	12.78%	0.30%	0.57%	3.99%	0.61%	4.42%

State of MA
BFBC	Benjamin Franklin Bancorp Inc. of MA	$896	11.98%	0.33%	0.40%	3.35%	0.53%	4.39%
BHLB	Berkshire Hills Bancorp of MA	$2,170	12.27%	0.82%	0.53%	4.45%	0.68%	5.72%
BRKL	Brookline Bancorp, Inc. of MA	$2,371	23.07%	0.16%	0.85%	3.53%	0.85%	3.53%
CEBK	Central Bancorp of Somerville MA	$549	6.87%	0.06%	0.20%	2.90%	0.12%	1.72%
CBNK	Chicopee Bancorp, Inc. of MA	$469	23.39%	0.26%	-0.46%	-2.18%	0.26%	1.24%
HBNK	Hampden Bancorp, Inc. of MA	$511	19.92%	0.72%	-0.52%	-4.13%	-0.54%	-4.25%
HIFS	Hingham Institute for Savings of MA	$710	7.50%	0.06%	0.62%	8.22%	0.62%	8.22%
LSBX	LSB Corp. of No. Andover MA	$579	10.01%	0.02%	0.63%	5.92%	0.70%	6.65%
LEGC	Legacy Bancorp, Inc. of MA	$844	16.79%	0.30%	0.23%	1.30%	0.39%	2.19%
MASB	MassBank Corp. of Reading MA	$817	13.13%	0.02%	0.83%	6.55%	0.78%	6.14%
MFLR	Mayflower Co-Op. Bank of MA	$242	8.10%	NM	0.43%	5.47%	0.38%	4.81%
WFD	New Westfield Financial Inc. of MA	$1,032	28.44%	0.11%	0.65%	2.74%	0.68%	2.88%

Comparable Group
ABNJ	American Bancorp of NJ	$562	18.85%	NA	0.19%	0.86%	0.16%	0.75%
BFBC	Benjamin Franklin Bancorp Inc. of MA	$896	11.98%	0.33%	0.40%	3.35%	0.53%	4.39%
BHLB	Berkshire Hills Bancorp of MA	$2,170	12.27%	0.82%	0.53%	4.45%	0.68%	5.72%
BRKL	Brookline Bancorp, Inc. of MA	$2,371	23.07%	0.16%	0.85%	3.53%	0.85%	3.53%
CEBK	Central Bancorp of Somerville MA	$549	6.87%	0.06%	0.20%	2.90%	0.12%	1.72%
HIFS	Hingham Institute for Savings of MA	$710	7.50%	0.06%	0.62%	8.22%	0.62%	8.22%
LSBX	LSB Corp. of No. Andover MA	$579	10.01%	0.02%	0.63%	5.92%	0.70%	6.65%
LEGC	Legacy Bancorp, Inc. of MA	$844	16.79%	0.30%	0.23%	1.30%	0.39%	2.19%
PBNY	Provident NY Bancorp, Inc. of NY	$2,783	14.46%	0.30%	0.70%	4.84%	0.71%	4.94%
WFBC	Willow Financial Bancorp Inc. of PA	$1,553	13.28%	0.59%	0.60%	4.53%	0.59%	4.45%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

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comparatively lower pro forma return on equity resulting from the Company’s significantly higher pro forma capital position and the resulting pricing ratios under the earnings and assets approaches.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, United Financial’s value equaled 18.67% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 15.91%, which implies a premium of 17.35% has been applied to the Company’s pro forma P/A ratio (see Table 4.6). In comparison to the Peer Group’s median P/A ratio of 12.69%, United Financial’s pro forma P/A ratio at the midpoint value indicated a premium of 47.12%. The Company’s P/A ratios at the minimum and the super maximum equaled 16.08% and 24.01%, respectively.

Comparison to Recent Conversions

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The only second-step conversion completed within the past three months closed at a price/tangible book ratio of 102.9% (see Table 4.2) and declined 1.6% during the first week of trading.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 31, 2007, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; and, (2) exchange shares issued to existing public

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shareholders of the Bank – was $208,992,550 at the midpoint, equal to 20,899,255 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $177,643,670, or 17,764,367 shares, at the minimum; $240,341,430, or 24,034,143 shares, at the maximum; and $276,392,640, or 27,639,264 shares, at the supermaximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $112,500,000, equal to 11,250,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $95,625,000, or 9,562,500 shares, at the minimum; $129,375,000, or 12,937,500 shares, at the maximum; and $148,781,250, or 14,878,125 shares, at the supermaximum.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of United Financial has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.22419 shares of the Company for every one public share of United Financial. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.04056 at the minimum, 1.40782 at the maximum and 1.61900 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held in the Company by the public stockholders or on the proposed exchange ratio.